      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999



                                                      REGISTRATION NO. 333-76823

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            AMB PROPERTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       MARYLAND                                              94-3281941
   (STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER IDENTIFICATION NO.)
                    ORGANIZATION)

                             505 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 394-9000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 DAVID S. FRIES
              CHIEF ADMINISTRATIVE OFFICER, MANAGING DIRECTOR AND
                                GENERAL COUNSEL
                            AMB PROPERTY CORPORATION
                             505 MONTGOMERY STREET
                      SAN FRANCISCO, CALIFORNIA 94111-2586
                                 (415) 394-9000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             JEFFEREY T. PERO, ESQ.
                            J. SCOTT HODGKINS, ESQ.
                                LATHAM & WATKINS
                             505 MONTGOMERY STREET
                      SAN FRANCISCO, CALIFORNIA 94111-2586
                                 (415) 391-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time-to-time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE      AGGREGATE PRICE      AGGREGATE OFFERING      AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED         PER SHARE(2)            PRICE(2)        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share....    6,000,000(1)          $20.9375            $131,250,000         $36,488(3)
                                                                    $22.8125
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------



(1) Including an indeterminate number of shares which may be issued by AMB Property Corporation with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon (1) 3,000,000 shares included in the initial filing of this registration statement at a proposed maximum offering price per share of $20.9375 determined in accordance with Rule 457(c) and (2) 3,000,000 additional shares registered by this amendment no. 1 to the registration statement at a proposed maximum offering price per share of $22.8125 determined in accordance with Rule 457(c).



(3) The registrant previously paid a registration fee of $17,462 with the initial filing of this registration statement on April 22, 1999.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 8, 1999


PROSPECTUS

                            AMB PROPERTY CORPORATION

                 DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLAN

                            ------------------------

                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE

                            ------------------------

     We are offering the opportunity to participate in our Dividend Reinvestment and Direct Purchase Plan. The plan is designed to provide our stockholders and other investors with a convenient and economical method to purchase shares of our common stock, par value $.01 per share, and to reinvest all or a portion of their cash dividends in additional shares of common stock. You may begin participating in the plan by completing a plan Enrollment Form and returning it to BankBoston N.A., as agent, who will administer the plan. EquiServe Limited Partnership, a registered transfer agent, will provide certain administrative support to the agent.


     The prospectus relates to the offer and sale of up to 6,000,000 shares of common stock under the plan. You should retain this prospectus for future reference. Our common stock is listed on the New York Stock Exchange under the symbol "AMB."


     Some of the significant features of the plan are as follows:

     - You may purchase additional shares of common stock by automatically reinvesting all or a portion of your cash dividends.


     - You may purchase additional common stock by making optional cash purchases of between $500 to $5,000 in any calendar month. Optional cash purchases in excess of $5,000 in any calendar month may be made only with our prior written consent.



     - The plan will acquire shares of common stock purchased with reinvested dividends and optional cash purchases in any calendar month either:



      - directly from us in the form of newly issued shares of common stock;


      - in the open market; or

      - in privately negotiated transactions from third parties.


     - We may offer a discount of up to 5%, determined by us from time to time in accordance with the plan, on newly issued shares of common stock that you purchase either through dividend reinvestment or pursuant to an optional cash purchase in any calendar month.


     - If you hold shares of common stock in broker or nominee names, you may participate in the plan and the brokers or nominees will reinvest dividends and make optional cash purchases on your behalf.

     Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. If you are already a stockholder and do not choose to participate in the plan, you will continue to receive cash dividends, as declared, in the usual manner.

     BEFORE YOU PARTICIPATE IN OUR PLAN YOU SHOULD CONSIDER THE RISKS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 The date of this prospectus is July   , 1999.

     We have not authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward-Looking Statements May Prove Inaccurate.............    i
Prospectus Summary..........................................    1
Risk Factors................................................    5
The Plan....................................................   21
Description of Capital Stock................................   34
Restrictions on Ownership and Transfer of Capital Stock.....   45
Transfer Agent, Registrar, Conversion Agent and Dividend
  Disbursing Agent..........................................   48
Material Federal Income Tax Consequences Associated with an
  Investment in Common Stock................................   48
Plan of Distribution........................................   61
Experts.....................................................   62
Legal Matters...............................................   62
Incorporation of Certain Documents by Reference.............   62
Where You Can Find More Information.........................   63


                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE


     Some of the information included and incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our (including certain of our subsidiaries') capital resources, portfolio performance and results of operations. Likewise, the pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. In addition, all statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. There is no assurance that the events or circumstances reflected in forward-looking statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to dispose of properties we have contracted to sell or to timely reinvest proceeds from any such dispositions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed below under "Risk Factors." We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this prospectus or the dates indicated in the statements.

                               PROSPECTUS SUMMARY

                                  THE COMPANY


     We are one of the largest publicly-traded real estate companies in the United States. As of March 31, 1999, we owned 615 industrial buildings located in 26 markets throughout the United States, and 38 retail centers located in 16 markets throughout the United States. As of March 31, 1999, our industrial buildings, principally warehouse distribution properties, encompassed approximately 58.9 million rentable square feet and, as of the same date, were 95.4% leased to over 1,900 tenants. As of March 31, 1999, our retail centers, principally grocer-anchored community shopping centers, encompassed approximately 7.1 million rentable square feet and, as of the same date, were 95.0% leased to over 900 tenants. In the event that all of the BPP Retail, LLC ("BPP Retail") and Burnham Pacific Properties ("Burnham Pacific") transactions are consummated (see discussion below under "-- Recent Developments -- BPP Retail and Burnham Pacific Transactions"), we will have disposed of 28 of our retail centers. We currently expect that the substantial majority of our acquisition activities going forward will be in industrial properties. We own substantially all of our assets, and conduct substantially all of our business, through AMB Property L.P., the operating partnership, and its subsidiaries.



     AMB was organized in November 1997 and commenced operations upon the completion of its initial public offering on November 26, 1997. AMB operates as a self-administered and self-managed real estate company and believes that it has qualified and that it will continue to qualify as a real estate investment trust for federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed real estate investment trust, AMB's employees perform its administrative and management functions, rather than our relying on an outside manager for these services.


                        DIVIDEND AND DISTRIBUTION POLICY


     We intend to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed in order to maintain our qualification as a real estate investment trust under the Internal Revenue Code. Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. All distributions will be made at the discretion of our board of directors and will depend on our earnings and financial condition, the amount of distributions necessary to maintain our status as a real estate investment trust and other factors the board of directors deems relevant from time to time.


                                USE OF PROCEEDS


     We do not know the number of stockholders and other investors that may participate in the plan and therefore we cannot estimate the number of shares of common stock that we may ultimately sell pursuant to the plan, or the prices at which we will sell such shares. In addition, our decision whether to sell newly issued shares of common stock to fulfill the requirements of the plan will affect the amount of proceeds that we receive. We plan to use the proceeds from shares of common stock purchased under the plan to continue our real estate acquisition, development and investment activities and for general corporate purposes. Pending these uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies and our qualification as a real estate investment trust.


                              SUMMARY OF THE PLAN

     The following summary contains basic information about the plan set forth in a question and answer format and is qualified by reference to the full text of the plan which is filed as an exhibit to the registration statement which contains this prospectus and which was filed with the Securities and Exchange Commission with respect to the shares of common stock to be sold under the plan.

     We encourage you to read and consider the information contained in the plan and in documents identified in the sections entitled "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

     - WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the plan is to provide our stockholders and other investors with a convenient and economical method of purchasing shares of common stock and investing all or a portion of their cash dividends in additional shares of common stock. The plan also provides us with a means of raising additional capital through the direct sale of common stock.

     - HOW IS THE PURCHASE PRICE PER SHARE DETERMINED?

     The purchase price per share of common stock acquired through the plan as a result of the reinvestment of dividends will be equal to:

     - in the case of newly issued shares of common stock, the average of the high and low prices reported by the New York Stock Exchange on the applicable dividend payment date, subject to applicable discounts, or

     - in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the plan with reinvested dividends for the applicable dividend payment date.


     The purchase price of shares acquired through optional cash purchases of $5,000 or less during any calendar month under the Direct Share Purchase Plan (which are also referred to in this prospectus as purchases under the "DSPP") will be equal to:


     - in the case of newly issued shares of common stock, the average of the high and low prices reported by the New York Stock Exchange on the applicable DSPP investment date, subject to any applicable discounts, or

     - in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the applicable DSPP investment date.

     We may also advise the agent that it may purchase shares from time to time at its discretion over a 15-day period following the applicable dividend payment date or DSPP investment date, as the case may be.


     During some months we may entertain optional cash purchases in excess of $5,000 under that portion of the plan referred to as the Waiver Discount Plan or "WDP." During those months, you may make optional cash purchases of shares of common stock exceeding $5,000 but only with our prior written consent. Under the WDP, you will acquire the maximum number of shares of common stock that may be purchased on each day during the applicable twelve trading day investment period with one-twelfth of your WDP payment. Under the WDP, we may issue new shares of common stock or purchase shares in the open market or in privately negotiated transactions. In the case of newly issued shares, we may offer a discount of up to 5% from the market price of the common stock based on the average of the high and low sales price per share reported on the New York Stock Exchange purchased on each trading day during the twelve trading day WDP investment period. We may also establish a threshold price for newly issued shares of common stock purchased under the WDP, as described below.



     If you desire to make purchases of common stock exceeding $5,000 in any calendar month, you may telephone Investor Relations at our toll-free number,
(877) 285-3111, during the three business days prior to the first day of the applicable calendar month to determine whether:



     - we are considering offering shares pursuant to the WDP for that month;
       and


     - we are employing a threshold price that will exclude from the determination of the average market price the trading days during the investment period when the average per share price on the New York Stock Exchange falls below the threshold price.

     Annex I to this prospectus lists the significant dates relating to optional cash purchases.

     - HOW MANY SHARES MAY I PURCHASE DURING ANY PERIOD?


     There is no limit to the number of shares of common stock you may purchase with reinvested dividends on any dividend payment date. However, under the DSPP, regardless of whether you are already one of our stockholders, you must make an investment in any calendar month of not less than $500 nor more than $5,000.



     You may request a waiver of the $5,000 monthly maximum by sending a written request to us. We will approve requests for waiver on a discretionary basis.



     Optional cash purchases that do not exceed $5,000 in any calendar month initially will not be sold at a discount to current market prices. However, we reserve the right to grant a discount in the future for such investments.



     We will return to you without interest amounts submitted for optional cash purchases of less than $500 and any optional cash purchases that exceed $5,000 in any calendar month, unless a request for waiver under the WDP has been approved.


     - CAN I REQUEST A WAIVER OF THE PURCHASE LIMITATION?


     We have not predetermined a maximum limit on the amount of the investment or on the number of shares that you may purchase pursuant to a written request for waiver under the WDP. With respect to optional cash purchases in excess of $5,000 in any calendar month made pursuant to a request for waiver, we may, in our sole discretion, establish each month a discount and a threshold price on newly issued shares of common stock. We may establish a discount from market prices of up to 5%, after a review of current market conditions, the level of participation, and our current and projected capital needs. The discount may vary from month to month. The threshold price will equal the minimum price, determined without giving effect to the applicable discount, if any, applicable to purchases of common stock under the WDP in a given month. For each trading day during an investment period on which the threshold price is not satisfied, we will return one-twelfth of your optional cash purchase for that month under the WDP to you as soon as practicable after the applicable WDP investment period, without interest. We will not offer a purchase discount or establish a threshold price for shares of common stock purchased in the open market or in privately negotiated transactions.



     If you acquire shares of common stock through the plan and resell them shortly before or after acquiring them, you may be considered to be an underwriter within the meaning of the Securities Act of 1933. We expect that certain persons will acquire shares of common stock pursuant to a request for waiver and resell such shares in order to realize the financial benefit of any discount then being offered under the plan. We have no arrangements or understandings, formal or informal, with any person relating to a distribution of shares to be received pursuant to the plan by such person.


     - HOW MANY SHARES ARE BEING SOLD UNDER THE PLAN?


     We are registering 6,000,000 shares of common stock for sale under the plan. There is no limit on the number of these shares that we may direct the agent to purchase in the open market or in privately negotiated transactions. The agent will acquire shares of common stock with reinvested dividends under the plan and with cash submitted under the DSPP or under the WDP by purchasing either newly issued shares of common stock directly from us or shares in the open market or in privately negotiated transactions.

                              RECENT DEVELOPMENTS


     Sale of Series D Preferred Units by AMB Property II, L.P. On May 5, 1999, AMB Property II completed a private placement of 1,595,337 7.75% Series D Cumulative Redeemable Preferred Units to an investor at a price of $50.00 per unit. See "Description of Capital Stock -- Preferred Stock -- Series D Preferred Stock." AMB Property II, L.P. used approximately $57.7 million of the net proceeds to purchase an unconsolidated joint venture interest from the operating partnership and used approximately $20 million of the net proceeds to make an unsecured loan to the operating partnership. The operating partnership used the funds to repay borrowings under its credit facility and for general corporate purposes. The loan bears interest at a rate of 7.0% per annum and is payable upon demand.



     BPP Retail and Burnham Pacific Transactions. On March 9, 1999, the operating partnership signed a series of definitive agreements with BPP Retail, a co-investment entity between Burnham Pacific and the California Public Employees' Retirement System, pursuant to which, if fully consummated, BPP Retail will acquire up to 28 retail shopping centers, totaling approximately 5.1 million square feet, for an aggregate price of $663.4 million. The sale of five of the properties is subject to the consent of our joint venture partners. One of our joint venture partners who holds an interest in three of the properties has indicated that it will not consent to the sale of these properties at this time. As a result, the sale price with respect to the 25 remaining properties, totaling approximately 4.3 million square feet, is approximately $560.4 million. We intend to dispose of these three properties or our interests in the joint ventures through which we hold the properties.



     Pursuant to the agreements, BPP Retail will acquire the 25 centers in separate transactions. Under the agreements, the operating partnership has the right to extend the closing dates for a period of up to either 20 or 50 days. The operating partnership has exercised this right with respect to the first closing, which occurred on June 15, 1999. Pursuant to the first closing, BPP Retail acquired nine retail shopping centers, totaling approximately 1.4 million square feet, for an aggregate price of approximately $207.4 million. We intend to use the proceeds from the first closing to pay approximately $2.7 million in transaction expenses, to repay secured debt related to the properties of approximately $30.1 million (including prepayment penalties of approximately $3.3 million), to pay approximately $103.5 million in partial repayment of amounts outstanding under our unsecured credit facility, for potential acquisitions and for general corporate purposes. We currently expect the second and third closings to occur on or about August 4, 1999 and December 1, 1999.



     In addition, the operating partnership entered into a definitive agreement, subject to a financing condition, with Burnham Pacific, pursuant to which, if fully consummated, Burnham Pacific would acquire up to six additional retail centers, totaling approximately 1.5 million square feet, for approximately $284.4 million. On June 30, 1999, this agreement was terminated pursuant to its terms as a result of Burnham Pacific's decision not to waive the financing condition. We currently intend to dispose of the six retail properties, either on an individual or portfolio basis.



     We intend to use the proceeds of approximately $353.0 million from the disposition of the remaining 16 retail centers to BPP Retail in the second and third closings to pay approximately $4.8 million in transaction expenses, to repay secured debt related to the properties divested of approximately $30.8 million (including prepayment penalties of approximately $2.0 million), to make payments under our unsecured credit facility in the amount of approximately $133.4 million, for potential acquisitions and for general corporate purposes. In connection with these transactions, AMB has granted the California Public Employees' Retirement System an option to purchase up to 2,000,000 shares of AMB's common stock for an exercise price of $25.00 per share that the California Public Employees' Retirement System may exercise on or before March 31, 2000. AMB has registered the 2,000,000 shares of common stock issuable upon exercise of the option. Although we believe that the BPP Retail transactions are probable, they might not close as scheduled or close at all, and its is possible that the transactions may close with respect to just a portion of the properties currently subject to the agreements. See "Risk Factors -- Failure to Consummate the Transactions with BPP Retail and Burnham Pacific."

                                  RISK FACTORS



     Before you participate in the plan and invest in AMB's common stock, you should be aware that purchasing or owning AMB's common stock involves various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of AMB's common stock through the plan.



GENERAL REAL ESTATE RISKS



    THERE ARE FACTORS OUTSIDE OF OUR CONTROL THAT AFFECT THE PERFORMANCE AND VALUE OF OUR PROPERTIES



     Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred in connection with the properties. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, AMB's ability to pay distributions to holders of its common stock could be adversely affected. Income from, and the value of, our properties may be adversely affected by the general economic climate, local conditions such as oversupply of industrial or retail space or a reduction in demand for industrial or retail space, the attractiveness of our properties to potential tenants, competition from other properties, our ability to provide adequate maintenance and insurance and an increase in operating costs. In addition, revenues from properties and real estate values are also affected by factors such as the cost of compliance with regulations, the potential for liability under applicable laws (including changes in tax laws), interest rate levels and the availability of financing. Our income would be adversely affected if a significant number of tenants were unable to pay rent or if we were unable to rent our industrial or retail space on favorable terms. Certain significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) generally do not decline when circumstances cause a reduction in income from the property.



    WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE



     We are subject to the risks that leases may not be renewed, space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Leases on a total of approximately 28.4% of the leased square footage of our properties as of March 31, 1999 will expire on or prior to December 31, 2000, with leases on 10.7% of the leased square footage of our properties as of March 31, 1999 expiring during the nine months ending December 31, 1999. In addition, numerous properties compete with our properties in attracting tenants to lease space, particularly with respect to retail centers. The number of competitive commercial properties in a particular area could have a material adverse effect on our ability to lease space in our properties and on the rents that we are able to charge. Our financial condition, results of operations, cash flow and AMB's ability to pay distributions on, and the market price of, its common stock could be adversely affected if we are unable to promptly relet or renew the leases for all or a substantial portion of expiring leases, if the rental rates upon renewal or reletting is significantly lower than expected, or if our reserves for these purposes prove inadequate.



     REAL ESTATE INVESTMENTS ARE ILLIQUID



     Because real estate investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions is limited. The limitations in the Internal Revenue Code and related regulations on a real estate investment trust holding property for sale may affect our ability to sell properties without adversely affecting distributions to AMB's stockholders. The relative illiquidity of our holdings, Internal Revenue Code prohibitions and related regulations could impede our ability to respond to adverse changes in the performance of our investments and could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



     A SIGNIFICANT NUMBER OF OUR PROPERTIES ARE LOCATED IN CALIFORNIA



     Our properties located in California as of March 31, 1999 represented approximately 21.3% of the aggregate square footage of our properties as of March 31, 1999 and approximately 28.5% of our annualized base rent. Annualized base rent means the monthly contractual amount under existing leases at March 31, 1999, multiplied by 12. This amount excludes expense reimbursements and rental abatements. Our revenue from, and the value of, our properties located in California may be affected by a number of factors, including local real estate conditions (such as oversupply of or reduced demand for commercial properties) and the local economic climate. Business layoffs, downsizing, industry slowdowns, changing demographics and other factors may adversely impact the local economic climate. A downturn in either the California economy or in California real estate conditions could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. Certain of our properties are also subject to possible loss from seismic activity. On June 15, 1999, we sold five of our properties located in California to BPP Retail. In the event that the remaining transactions with BPP Retail (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions") are fully consummated, we will dispose of all but three of our retail centers located in California and, thereafter, 20.9% of our properties based on aggregate square footage and 28.3% of our properties based on our annualized base rent will be located in California.



    OUR PROPERTIES ARE CURRENTLY CONCENTRATED IN THE INDUSTRIAL AND RETAIL
    SECTORS



     Our properties are currently concentrated predominantly in the industrial and retail commercial real estate sectors. However, in the event that the disposition of retail properties to BPP Retail (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions") are fully consummated, our properties will be concentrated predominately in the industrial real estate sector. Our concentration in certain property types may expose us to the risk of economic downturns in these sectors to a greater extent than if our portfolio also included other property types. In the event that the sale of the retail properties referred to above are consummated, our exposure to the risk of economic downturns in the industrial real estate sector will be greater. As a result of such concentration, economic downturns in these sectors could have an adverse effect on our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



     SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE



     We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of our properties, with policy specifications and insured limits which we believe are adequate and appropriate under the circumstances given relative risk of loss, the cost of such coverage and industry practice. There are, however, certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. Certain losses such as losses due to floods or seismic activity may be insured subject to certain limitations including large deductibles or co-payments and policy limits. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, we could lose the capital we invested in the properties, as well as the anticipated future revenue from the properties and, in the case of debt which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Moreover, as the general partner of the operating partnership, AMB will generally be liable for all of the operating partnership's unsatisfied obligations other than non-recourse obligations. Any such liability could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



     A number of our properties are located in areas that are known to be subject to earthquake activity, including California where, as of March 31, 1999, 154 industrial buildings aggregating 12.2 million rentable square feet (representing 18.4% of our properties based on aggregate square footage and 20.6% based on annualized base rent) and 11 retail centers aggregating 1.9 million rentable square feet (representing 2.9% of our properties based on aggregate square footage and 7.8% based on annualized base rent) are located. In the event that all of the transactions with BPP Retail (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions") are fully consummated, we will dispose of all but three of our retail centers located in California. We carry replacement cost earthquake insurance on all of our properties located in areas historically subject to seismic activity, subject to coverage limitations and deductibles which we believe are commercially reasonable. This insurance coverage also applies to the properties managed by AMB Investment Management, Inc., with a single aggregate policy limit and deductible applicable to those properties and our properties. The operating partnership owns 100% of the non-voting preferred stock of AMB Investment Management, Inc. See "-- AMB Investment Management, Inc. and Headlands Realty Corporation." Through an annual analysis prepared by outside consultants, we evaluate our earthquake insurance coverage in light of current industry practice and determine the appropriate amount of earthquake insurance to carry. We may incur material losses in excess of insurance proceeds and we may not be able to continue to obtain insurance at commercially reasonable rates.



    WE ARE SUBJECT TO RISKS AND LIABILITIES IN CONNECTION WITH PROPERTIES OWNED THROUGH JOINT VENTURES, LIMITED LIABILITY COMPANIES AND PARTNERSHIPS



     As of March 31, 1999, we had ownership interests in 18 joint ventures, limited liability companies or partnerships with third parties, as well as an interest in one unconsolidated entity. As of March 31, 1999, we owned 21 of our properties through these entities. We may make additional investments through these ventures in the future and presently plan to do so with clients of AMB Investment Management, Inc. and certain Development Alliance Partners(TM), who share certain approval rights over major decisions. Partnership, limited liability company or joint venture investments may involve risks such as the following:



     - our partners, co-members or joint venturers might become bankrupt (in which event we and any other remaining general partners, members or joint venturers would generally remain liable for the liabilities of the partnership, limited liability company or joint venture);



     - our partners, co-members or joint venturers might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals;



     - our partners, co-members or joint venturers may be in a position to take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining AMB's qualification as a real estate investment trust; and



     - agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a joint venturer's, member's or partner's interest or "buy-sell" or other provisions which may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.



     We will, however, generally seek to maintain sufficient control of our partnerships, limited liability companies and joint ventures to permit us to achieve our business objectives. Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures. The occurrence of one or more of the events described above could have an adverse effect on our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



    WE MAY BE UNABLE TO CONSUMMATE ACQUISITIONS ON ADVANTAGEOUS TERMS



     We intend to continue to acquire industrial and, to a lesser extent, certain value-added retail properties. Acquisitions of industrial and retail properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements necessary for us to bring an acquired property up to market standards may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. Further, we anticipate significant competition for attractive investment opportunities from other major real estate investors with significant capital including both publicly traded real estate investment trusts and private institutional investment funds. We expect that future acquisitions will be financed through a combination of borrowings under our credit facility, proceeds from equity or debt offerings by AMB or the operating partnership (including issuances of limited partnership units), and proceeds from the transactions pending with BPP Retail (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions"), which could have an adverse effect on our cash flow. We may not be able to acquire additional properties. Our inability to finance any future acquisitions on favorable terms or the failure of acquisitions to conform with our expectations or investment criteria, or our failure to timely reinvest the proceeds from the transactions with BPP Retail could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



     WE MAY BE UNABLE TO COMPLETE RENOVATION AND DEVELOPMENT ON ADVANTAGEOUS
     TERMS



     The real estate development business, including the renovation and rehabilitation of existing properties, involves significant risks. These risks include the following:



     - we may not be able to obtain financing on favorable terms for development projects and we may not complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing such properties and generating cash flow;



     - we may not be able to obtain, or we may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations;



     - new or renovated properties may perform below anticipated levels, producing cash flow below budgeted amounts;



     - substantial renovation as well as new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention which could divert management's time from our day-to-day operations; and



     - activities that we finance through construction loans involve the risk that, upon completion of construction, we may not be able to obtain permanent financing or we may not be able to obtain permanent financing on advantageous terms.



     These risks could have an adverse effect on our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



WE COULD INCUR MORE DEBT



     We operate with a policy of incurring debt, either directly or through our subsidiaries, only if upon such incurrence our debt-to-total market capitalization ratio would be approximately 45% or less. The aggregate amount of indebtedness that we may incur under our policy varies directly with the valuation of AMB's capital stock and the number of shares of capital stock outstanding. Accordingly, we would be able to incur additional indebtedness under our policy as a result of increases in the market price per share of AMB's common stock or other outstanding classes of capital stock, and future issuance of shares of AMB's capital stock. In spite of this policy, our organizational documents do not contain any limitation on the amount of indebtedness that we may incur. Accordingly, AMB's board of directors could alter or eliminate this policy and would do so, for example, if it were necessary for AMB to continue to qualify as a real estate investment trust. If we change this policy, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



DEBT FINANCING



     SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION



     We are subject to risks normally associated with debt financing, including the risks that cash flow will be insufficient to make distributions to AMB's stockholders, that we will be unable to refinance existing indebtedness on our properties (which in all cases will not have been fully amortized at maturity) and that the terms of refinancing will not be as favorable as the terms of existing indebtedness.



     As of May 31, 1999, we had total debt outstanding of approximately $1.6 billion including:



     - approximately $753.0 million of secured indebtedness (not including unamortized debt premiums) with an average maturity of seven years and a weighted average interest rate of 7.9%;

     - approximately $353.0 million outstanding under our unsecured $500 million credit facility with a maturity date of November 2000 and a weighted average interest rate of 6.53%; and



     - $400.0 million aggregate principal amount of unsecured senior debt securities with maturities in June 2008, 2015 and 2018 and a weighted average interest rate of 7.18%.



     In the event that the transactions with BPP Retail with respect to 25 of our retail properties (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions") are fully consummated, we currently anticipate that we will repay approximately $60.9 million of secured indebtedness relating to the properties divested (including approximately $5.3 million of prepayment penalties) and make payments under our unsecured credit facility in the amount of approximately $236.9 million.



     AMB is a guarantor of the operating partnership's obligations with respect to the senior debt securities referenced above. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds of other capital transactions, we expect that our cash flow will not be sufficient in all years to pay distributions to AMB's stockholders and to repay all such maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase. This increased interest expense would adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. In addition, if we mortgage one or more of our properties to secure payment of indebtedness and we are unable to meet mortgage payments, the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure on one or more of our properties could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



     RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW



     As of May 31, 1999, we had $353.0 million outstanding under our credit facility. In addition, we may incur other variable rate indebtedness in the future. Increases in interest rates on this indebtedness could increase our interest expense, which would adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. Accordingly, we may in the future engage in transactions to limit our exposure to rising interest rates.



     WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL



     In order to qualify as a real estate investment trust under the Internal Revenue Code, AMB is required each year to distribute to its stockholders at least 95% of its real estate investment trust taxable income (determined without regard to the dividends-paid deduction and by excluding any net capital gain). See "Material Federal Income Tax Consequences Associated with an Investment in Common Stock -- Taxation of the Company -- Annual Distribution Requirements." Because of this distribution requirement, we may not be able to fund all future capital needs, including capital needs in connection with acquisitions, from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions and the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of AMB's capital stock. Additional debt financing may substantially increase our leverage.



     WE COULD DEFAULT ON CROSS-COLLATERALIZED AND CROSS-DEFAULTED DEBT



     As of March 31, 1999, we had 19 non-recourse secured loans which are cross-collateralized by five pools consisting of 22 properties. As of March 31, 1999, we had $248.1 million (not including unamortized debt premium) outstanding on these loans. In the event that all of the transactions with BPP Retail (as discussed above under "Prospectus Summary -- Recent Developments -- BPP Retail and Burnham Pacific Transactions") are fully consummated, we currently anticipate the repayment of 6 loans aggregating approximately

$55.5 million, which are secured by 7 properties. If we default on any of these loans, we will be required to repay the aggregate of all indebtedness, together with applicable prepayment charges, to avoid foreclosure on all the cross-collateralized properties within the applicable pool. Foreclosure on our properties, or our inability to refinance our loans on favorable terms, could adversely impact our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. In addition, our credit facilities and the senior debt securities of the operating partnership contain certain cross-default provisions which are triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the credit facilities and the senior debt securities in addition to any mortgage or other debt which is in default, which could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



CONTINGENT OR UNKNOWN LIABILITIES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION



     Our predecessors have been in existence for varying lengths of time up to 15 years. At the time of our formation we acquired the assets of these entities subject to all of their potential existing liabilities. There may be current liabilities or future liabilities arising from prior activities that we are not aware of and therefore are not disclosed in this prospectus. We assumed these liabilities as the surviving entity in the various merger and contribution transactions that occurred at the time of our formation. Existing liabilities for indebtedness generally were taken into account in connection with the allocation of the operating partnership's limited partnership units and/or shares of AMB's common stock in the formation transactions, but no other liabilities were taken into account for these purposes. We do not have recourse against our predecessors or any of their respective stockholders or partners or against any individual account investors with respect to any unknown liabilities. Unknown liabilities might include the following:



     - liabilities for clean-up or remediation of undisclosed environmental conditions;



     - claims of tenants, vendors or other persons dealing with our predecessors prior to the formation transactions that had not been asserted prior to the formation transactions;



     - accrued but unpaid liabilities incurred in the ordinary course of business;



     - tax liabilities; and



     - claims for indemnification by the officers and directors of our predecessors and others indemnified by these entities.



     Certain tenants may claim that the formation transactions gave rise to a right to purchase the premises that they occupy. We do not believe any such claims would be material. See "-- Government Regulations -- We Could Encounter Costly Environmental Problems" below regarding the possibility of undisclosed environmental conditions potentially affecting the value of our properties. Undisclosed material liabilities in connection with the acquisition of properties, entities and interests in properties or entities could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



FAILURE TO CONSUMMATE THE TRANSACTIONS WITH BPP RETAIL AND BURNHAM PACIFIC



     On March 9, 1999, the operating partnership signed a series of definitive agreements with BPP Retail, a co-investment entity between Burnham Pacific and the California Public Employees' Retirement System, pursuant to which, if fully consummated, BPP Retail will acquire up to 28 retail shopping centers, totaling approximately 5.1 million square feet, for an aggregate price of $663.4 million. The sale of five of the properties is subject to the consent of our joint venture partners. One of our joint venture partners who holds an interest in three of the properties has indicated that it will not consent to the sale of these properties at this time. As a result, the sale price with respect to the 25 remaining properties, totaling approximately 4.3 million square feet, is approximately $560.4 million. We intend to dispose of these three properties or our interests in the joint ventures through which we hold the properties.

     Pursuant to the agreements, BPP Retail will acquire the 25 centers in separate transactions. Under the agreements, the operating partnership has the right to extend the closing dates for a period of up to either 20 or 50 days. The operating partnership has exercised this right with respect to the first closing, which occurred on June 15, 1999. Pursuant to the first closing, BPP Retail acquired nine retail shopping centers, totaling approximately 1.4 million square feet, for an aggregate price of approximately $207.4 million. We intend to use the proceeds from the first closing to pay approximately $2.7 million in transaction expenses, to repay secured debt related to the properties of approximately $30.1 million (including prepayment penalties of approximately $3.3 million), to pay approximately $103.5 million in partial repayment of amounts outstanding under our unsecured credit facility, for potential acquisitions and for general corporate purposes. We currently expect the second and third closings to occur on or about August 4, 1999 and December 1, 1999.



     In addition, the operating partnership entered into a definitive agreement, subject to a financing condition, with Burnham Pacific, pursuant to which, if fully consummated, Burnham Pacific would acquire up to six additional retail centers, totaling approximately 1.5 million square feet, for approximately $284.4 million. On June 30, 1999, this agreement was terminated pursuant to its terms as a result of Burnham Pacific's decision not to waive the financing condition. We currently intend to dispose of these six retail properties, either on an individual or portfolio basis.



     Although none of the transactions has a discretionary due diligence period, all of the transactions are subject to certain customary closing conditions, which are generally applied on a property-by-property basis. Burnham Pacific has announced that it has received and is reviewing a merger proposal. We do not believe that the contractual obligations of BPP Retail with respect to the purchase of the retail centers will be affected by any resulting merger. BPP Retail has posted certain initial deposits aggregating $25 million on the transactions, approximately $3.9 million of which was refunded in connection with the three joint venture properties for which our joint venture partner's consent was not obtained. BPP Retail's liability in the event of its default under a definitive agreement is limited to its deposit. We intend to use the proceeds of approximately $353.0 million from the disposition of the remaining 16 retail centers to BPP Retail in the second and third closings to pay approximately $4.8 million in transaction expenses, to repay secured debt related to the properties divested of approximately $30.8 million (including prepayment penalties of approximately $2.0 million), to make payments under our unsecured credit facility in the amount of approximately $133.4 million, for potential acquisitions and for general corporate purposes. Although we believe that the transactions with BPP Retail are probable, they might not close as scheduled or close at all, and it is possible that the transactions may close with respect to just a portion of the properties currently subject to the agreements. In the event that one or more of the transactions fail to close, or a closing is significantly delayed, net proceeds from divestitures of properties will not be available to the same extent to fund our acquisitions and developments. Any failure or delay in any of the closings may also make us unable to repay certain of our indebtedness with the net proceeds as we currently intend and could require us to borrow additional funds or seek other forms of financing.



CONFLICTS OF INTEREST



    SOME OF OUR EXECUTIVE OFFICERS ARE INVOLVED IN OTHER REAL ESTATE ACTIVITIES AND INVESTMENTS



     Some of our executive officers own interests in real estate-related businesses and investments. These interests include minority ownership of Institutional Housing Partners, a residential housing finance company, and ownership of AMB Development, Inc. and AMB Development, L.P., developers which own property that we believe is not suitable for ownership by us. AMB Development, Inc. and AMB Development, L.P. have agreed not to initiate any new development projects following AMB's initial public offering in November 1997. These entities have also agreed that they will not make any further investments in industrial or retail properties other than those currently under development at the time of AMB's initial public offering. AMB Institutional Housing Partners, AMB Development, Inc. and AMB Development, L.P. continue to use the name "AMB" pursuant to royalty-free license arrangements. The continued involvement in other real estate-related activities by some of our executive officers and directors could divert management's attention from our day-to-day operations. Most of our executive officers have entered into non-competition agreements with us pursuant to which they have agreed not to engage in any activities, directly or indirectly, in respect of commercial real estate, and not to make any investment in respect of industrial or retail real estate, other than through ownership of not more than 5% of the outstanding shares of a public company engaged in such activities or through the existing investments referred to in this prospectus. State law may limit our ability to enforce these agreements.



     We could also, in the future, subject to the unanimous approval of the disinterested members of the board of directors with respect to such transaction, acquire property from executive officers, enter into leases with executive officers, and/or engage in other related activities in which the interests pursued by the executive officers may not be in the best interests of AMB's stockholders.



    CERTAIN OF OUR EXECUTIVE OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTEREST WITH US IN CONNECTION WITH OTHER PROPERTIES THAT THEY OWN OR CONTROL



     As of May 31, 1999, AMB Development, L.P. owns interests in 11 retail development projects in the U.S., 10 of which consist of a single free-standing Walgreens drugstore and one of which consists of a free-standing Walgreens drugstore, a ground lease to McDonald's and a 14,000 square foot retail center. In addition, Messrs. Abbey, Moghadam and Burke, each a founder and director, own less than 1% interests in two partnerships which own office buildings in various markets; these interests have negligible value. Luis A. Belmonte, an executive officer, owns less than a 10% interest, representing an estimated value of $75,000, in a limited partnership which owns an office building located in Oakland, California.



     In addition, several of our executive officers individually own:



     - less than 1% interests in the stocks of certain publicly-traded real estate investment trusts;



     - certain interests in and rights to developed and undeveloped real property located outside the United States;



     - certain passive interests, that we do not believe are material, in real estate businesses in which such persons were previously employed; and



     - certain other de minimis holdings in equity securities of real estate companies.



     Thomas W. Tusher, a member of AMB's board of directors, is a limited partner in a partnership in which Messrs. Abbey, Moghadam and Burke are general partners and which owns a 75% interest in an office building. Mr. Tusher owns a 20% interest in the partnership, valued as of May 31, 1999 at approximately $1.2 million. Messrs. Abbey, Moghadam and Burke each have an approximately 26.7% interest in the partnership, each valued as of May 31, 1999 at approximately $1.6 million.



     We believe that the properties and activities set forth above generally do not directly compete with any of our properties. However, it is possible that a property in which an executive officer or director, or an affiliate of an executive officer or director, has an interest may compete with us in the future if we were to invest in a property similar in type and in close proximity to that property. In addition, the continued involvement by our executive officers and directors in these properties could divert management's attention from our day-to-day operations. Our policy prohibits us from acquiring any properties from our executive officers or their affiliates without the approval of the disinterested members of AMB's board of directors with respect to that transaction.



    AMB'S ROLE AS GENERAL PARTNER OF THE OPERATING PARTNERSHIP MAY CONFLICT WITH THE INTERESTS OF STOCKHOLDERS



     As the general partner of the operating partnership, AMB has fiduciary obligations to the operating partnership's limited partners, the discharge of which may conflict with the interests of AMB's stockholders. In addition, those persons holding limited partnership units will have the right to vote as a class on certain amendments to the partnership agreement of the operating partnership and individually to approve certain amendments that would adversely affect their rights. The limited partners may exercise these voting rights in a manner that conflicts with the interests of AMB's stockholders. In addition, under the terms of the operating partnership's partnership agreement, holders of limited partnership units will have certain approval rights with respect to certain transactions that affect all stockholders but which they may not exercise in a manner which reflects the interests of all stockholders.



    AMB'S DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS COULD ACT IN A MANNER THAT IS NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS



     As of June 21, 1999, AMB's three largest stockholders, Cohen & Steers Capital Management, Inc. (with respect to various client accounts for which Cohen & Steers Capital Management, Inc. serves as investment advisor), Southern Company Services, Inc. and Ameritech Pension Trust beneficially owned approximately 20.2% of AMB's outstanding common stock. In addition, our executive officers and directors beneficially owned approximately 5.5% of AMB's outstanding common stock as of the same date, and will have influence on our management and operation and, as stockholders, will have influence on the outcome of any matters submitted to a vote of AMB's stockholders. This influence might be exercised in a manner that is inconsistent with the interests of other stockholders. Although there is no understanding or arrangement for these directors, officers and stockholders and their affiliates to act in concert, these parties would be in a position to exercise significant influence over our affairs if they choose to do so.



    WE COULD SUFFER LOSSES IF WE FAIL TO ENFORCE THE TERMS OF CERTAIN AGREEMENTS



     As holders of shares of AMB's common stock and, potentially, performance units, certain of AMB's directors and officers could have a conflict of interest with respect to their obligations as directors and officers to vigorously enforce the terms of certain of the agreements relating to our formation transactions. The potential failure to enforce the material terms of those agreements could result in a monetary loss to us, which loss could have a material adverse effect on our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



OWNERSHIP OF COMMON STOCK



    LIMITATIONS IN AMB'S CHARTER AND BYLAWS COULD PREVENT A CHANGE IN CONTROL



     Certain provisions of AMB's charter and bylaws may delay, defer or prevent a change in control or other transaction that could provide the holders of AMB's common stock with the opportunity to realize a premium over the then-prevailing market price for the common stock. To maintain AMB's qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of AMB's outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year after the first taxable year for which a real estate investment trust election is made. See "Material Federal Income Tax Consequences Associated with an Investment in Common
Stock -- Taxation of the Company -- Requirements for Qualification as a REIT." Furthermore, after the first taxable year for which a real estate investment trust election is made, AMB's common stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if AMB, or an owner of 10% or more of AMB's stock, actually or constructively owns 10% or more of one of AMB's tenants (or a tenant of any partnership in which AMB is a partner), the rent received by AMB (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the real estate investment trust gross income tests of the Internal Revenue Code. To facilitate maintenance of AMB's qualification as a real estate investment trust for federal income tax purposes, AMB will prohibit the ownership, actually or by virtue of the constructive ownership provisions of the Internal Revenue Code, by any single person of more than 9.8% (by value or number of shares, whichever is more restrictive) of the issued and outstanding shares of AMB's common stock and more than 9.8% (by value or number of shares, whichever is more restrictive) of the issued and outstanding shares of AMB's Series A Preferred Stock, and AMB will also prohibit the ownership, actually or constructively, of any shares of AMB's Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock by any single person so that no such person, taking into account all of AMB's stock so owned by such person, may own in excess of 9.8% of AMB's issued and outstanding capital stock. We refer to this limitation as the "ownership limit." Shares acquired or held in violation of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary. Any person who acquires shares in violation of the ownership limit will not be entitled to any distributions on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the above limits may be void under certain circumstances. See "Restrictions on Ownership and Transfer of Capital Stock." The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect AMB's stockholders' ability to realize a premium over the then-prevailing market price for the shares of AMB's common stock in connection with such transaction. The board of directors has waived the ownership limit applicable to AMB's common stock with respect to Ameritech Pension Trust, allowing it to own up to 14.9% of AMB's common stock and, under some circumstances, allowing it to own up to 19.6%. However, AMB conditioned this waiver upon the receipt of undertakings and representations from Ameritech Pension Trust which AMB believed were reasonably necessary in order to conclude that the waiver would not cause AMB to fail to qualify as a real estate investment trust.



     AMB's charter authorizes AMB to issue additional shares of common stock and Series A Preferred Stock and to issue Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and one or more other series or classes of preferred stock and to establish the preferences, rights and other terms of any series or class of preferred stock that AMB issues. See "Description of Capital Stock." Although AMB's board of directors has no intention to do so at the present time, it could establish a series or class of preferred stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interests of AMB's stockholders.



     AMB's charter and bylaws and Maryland law also contain other provisions that may delay, defer or prevent a transaction, including a change in control, that might involve payment of a premium price for the common stock or otherwise be in the best interests of AMB's stockholders. Those provisions include the following:



     - the provision in the charter that directors may be removed only for cause and only upon a two-thirds vote of stockholders, together with bylaw provisions authorizing the board of directors to fill vacant directorships;



     - the provision in the charter requiring a two-thirds vote of stockholders for any amendment of the charter;



     - the requirement in the bylaws that the request of the holders of 50% or more of AMB's common stock is necessary for stockholders to call a special meeting;



     - the requirement of Maryland law that stockholders may only take action by written consent with the unanimous approval of all stockholders entitled to vote on the matter in question; and



     - the requirement in the bylaws of advance notice by stockholders for the nomination of directors or proposal of business to be considered at a meeting of stockholders.



     These provisions may impede various actions by stockholders without approval of AMB's board of directors, which in turn may delay, defer or prevent a transaction involving a change of control.



    WE COULD CHANGE OUR INVESTMENT AND FINANCING POLICIES WITHOUT A VOTE OF STOCKHOLDERS



     Subject to our fundamental investment policy to maintain AMB's qualification as a real estate investment trust (unless a change is approved by AMB's board of directors under certain circumstances), AMB's board of directors will determine our investment and financing policies, our growth strategy and our debt, capitalization, distribution and operating policies. Although the board of directors has no present intention to revise or amend these strategies and policies, the board of directors may do so at any time without a vote of stockholders. Accordingly, stockholders will have no control over changes in our strategies and policies (other than through the election of directors), and any such changes may not serve the interests of all stockholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to stockholders.

    IF WE ISSUE ADDITIONAL SECURITIES, THE INVESTMENT OF EXISTING STOCKHOLDERS WILL BE DILUTED



     We have authority to issue shares of common stock or other equity or debt securities in exchange for property or otherwise. Similarly, we may cause the operating partnership to issue additional limited partnership units in exchange for property or otherwise. Existing stockholders will have no preemptive right to acquire any additional securities issued by us or the operating partnership and any issuance of additional equity securities could result in dilution of an existing stockholder's investment.



    THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF AMB'S COMMON STOCK



     We can not predict the effect, if any, that future sales of shares of AMB's common stock, or the availability of shares of AMB's common stock for future sale, will have on its market price. Sales of a substantial number of shares of AMB's common stock in the public market (or upon exchange of limited partnership units in the operating partnership) or the perception that such sales (or exchanges) might occur could adversely affect the market price of AMB's common stock.



     All shares of common stock issuable upon the redemption of limited partnership units in the operating partnership will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the holder to sell certain amounts of restricted securities one year following the date of acquisition of the restricted securities from us and, after two years, permits unlimited sales by persons unaffiliated with us. On November 26, 1998, 74,710,153 shares of common stock issued in our formation transactions became eligible for sale pursuant to Rule 144, subject to the volume limitations and other conditions imposed by Rule 144. Commencing generally on the first anniversary of the date of acquisition of common limited partnership units (or such other date agreed to by the operating partnership and the holders of the units), the operating partnership may redeem common limited partnership units at the request of the holders for cash (based on the fair market value of an equivalent number of shares of common stock at the time of redemption) or, at AMB's option, exchange the common limited partnership units for an equal number of shares of common stock of AMB, subject to certain antidilution adjustments. The operating partnership has issued and outstanding 4,578,942 common limited partnership units to date. As of March 31, 1999, AMB has reserved 8,792,530 shares of common stock for issuance under its Stock Option and Incentive Plan (not including shares that AMB has already issued) and, as of March 31, 1999, has granted to certain directors, officers and employees options to purchase 4,368,320 shares of common stock (not including forfeitures and 8,750 shares that AMB has issued pursuant to the exercise of options). To date, AMB has granted 148,720 restricted shares of common stock, 932 of which have been forfeited. In addition, AMB may issue additional shares of common stock and the operating partnership may issue additional limited partnership units in connection with the acquisition of properties. In connection with the issuance of common limited partnership units to other transferors of properties, and in connection with the issuance of any performance units, AMB has agreed to file registration statements covering the issuance of shares of common stock upon the exchange of the common limited partnership units. AMB has also filed a registration statement with respect to the shares of common stock issuable under its Stock Option and Incentive Plan. These registration statements and registration rights generally allow shares of common stock covered thereby, including shares of common stock issuable upon exchange of limited partnership units, including performance units, or the exercise of options or restricted shares of common stock, to be transferred or resold without restriction under the Securities Act. AMB may also agree to provide registration rights to any other person who may become an owner of the operating partnership's limited partnership units.



     Future sales of the shares of common stock described above could adversely affect the market price of AMB's common stock. The existence of the operating partnership's limited partnership units, options and shares of common stock reserved for issuance upon exchange of limited partnership units, and the exercise of options and registration rights referred to above, also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities.

    VARIOUS MARKET CONDITIONS AFFECT THE PRICE OF AMB'S COMMON STOCK



     As with other publicly-traded equity securities, the market price of AMB's common stock will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the market price of AMB's common stock are the following:



     - the extent of investor interest in us;



     - the general reputation of real estate investment trusts and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies);



     - our financial performance; and



     - general stock and bond market conditions, including changes in interest rates on fixed income securities which may lead prospective purchasers of AMB's common stock to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of AMB's common stock.



     Other factors such as governmental regulatory action and changes in tax laws could also have a significant impact on the future market price of AMB's common stock.



     EARNINGS AND CASH DISTRIBUTIONS, ASSET VALUE AND MARKET INTEREST RATES AFFECT THE PRICE OF AMB'S COMMON STOCK



     The market value of the equity securities of a real estate investment trust generally is based primarily upon the market's perception of the real estate investment trust's growth potential and its current and potential future earnings and cash distributions, and is based secondarily upon the real estate market value of the underlying assets. For that reason, shares of AMB's common stock may trade at prices that are higher or lower than the net asset value per share. To the extent AMB retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of AMB's common stock. AMB's failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of AMB's common stock. Another factor that may influence the price of AMB's common stock will be the distribution yield on the common stock (as a percentage of the price of the common stock) relative to market interest rates. An increase in market interest rates might lead prospective purchasers of AMB's common stock to expect a higher distribution yield, which would adversely affect the market price of the common stock. If the market price of AMB's common stock declines significantly, we might breach certain covenants with respect to debt obligations, which might adversely affect our liquidity and ability to make future acquisitions and AMB's ability to pay distributions to its stockholders.



WE COULD INVEST IN REAL ESTATE MORTGAGES



     We may invest in mortgages, and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risks that borrowers may not be able to make debt service payments or pay principal when due, that the value of the mortgaged property may be less than the principal amount of the mortgage note secured by the property and that interest rates payable on the mortgages may be lower than our cost of funds to acquire these mortgages. In any of these events, our funds from operations and AMB's ability to make distributions on, and the market price of, its common stock could be adversely affected. "Funds from operations" means income (loss) from operations before disposal of real estate properties, minority interests and extraordinary items plus depreciation and amortization, excluding depreciation of furniture, fixtures and equipment less funds from operations attributable to minority interests in consolidated joint ventures which are not convertible into shares of common stock.



GOVERNMENT REGULATIONS



     Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

     COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT



     Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Compliance with the Americans with Disabilities Act might require us to remove structural barriers to handicapped access in certain public areas where such removal is "readily achievable." If we fail to comply with the Americans with Disabilities Act, we might be required to pay fines to the government or damages to private litigants. The impact of application of the Americans with Disabilities Act to our properties, including the extent and timing of required renovations, is uncertain. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, our cash flow and the amounts available for distributions to AMB's stockholders may be adversely affected.



     WE COULD ENCOUNTER COSTLY ENVIRONMENTAL PROBLEMS



     Federal, state and local laws and regulations relating to the protection of the environment impose liability on a current or previous owner or operator of real estate for contamination resulting from the presence or discharge of hazardous or toxic substances or petroleum products at the property. A current or previous owner may be required to investigate and clean up contamination at or migrating from a site. These laws typically impose liability and clean-up responsibility without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, property damage and/or other costs, including investigation and clean-up costs, resulting from environmental contamination present at or emanating from that site.



     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they adequately inform or train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement in the event that asbestos is disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. Some of our properties may contain asbestos-containing building materials.



     Some of our properties are leased or have been leased, in part, to owners and operators of dry cleaners that operate on-site dry cleaning plants, to owners and operators of gas stations or to owners or operators of other businesses that use, store or otherwise handle petroleum products or other hazardous or toxic substances. Some of these properties contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. These operations create a potential for the release of petroleum products or other hazardous or toxic substances. Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on, or are adjacent to or near other properties upon which others, including former owners or tenants of the properties, have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and the acquisition will yield a superior risk-adjusted return. In connection with certain of the properties under contract for disposition to BPP Retail and Burnham Pacific, we have agreed to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties following the applicable closing dates.



     All of our properties were subject to a Phase I or similar environmental assessments by independent environmental consultants at the time of acquisition or shortly after acquisition. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. We may perform additional Phase II testing if recommended by the independent environmental consultant. Phase II testing may include the collection and laboratory analysis of soil and groundwater samples, completion of surveys for asbestos-containing building materials, and any other testing that the consultant considers prudent in order to test for the presence of hazardous materials. Some of the environmental assessments of our properties do not contain a comprehensive review of the past uses of the properties and/or the surrounding properties.



     None of the environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations taken as a whole, and we are not aware of any such material environmental liability. Nonetheless, it is possible that the assessments do not reveal all environmental liabilities and that there are material environmental liabilities of which we are unaware or that known environmental conditions may give rise to liabilities that are materially greater than anticipated. Moreover, future laws, ordinances or regulations may impose material environmental liability and the current environmental condition of our properties may be affected by tenants, by the condition of land, by operations in the vicinity of the properties (such as releases from underground storage tanks), or by third parties unrelated to us. If the costs of compliance with environmental laws and regulations now existing or adopted in the future exceed our budgets for these items, our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock could be adversely affected.



     OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF WE FAIL TO COMPLY WITH OTHER REGULATIONS



     Our properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. If we fail to comply with these requirements, we might incur fines by governmental authorities or be required to pay awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, these requirements may change or new requirements may be imposed which could require significant unanticipated expenditures by us. Any such unanticipated expenditures could have an adverse effect on our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock.



FEDERAL INCOME TAX RISKS



     AMB'S FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO STOCKHOLDERS



     AMB intends to operate so as to qualify as a real estate investment trust under the Internal Revenue Code. AMB believes that it has been organized and has operated in a manner which would allow it to qualify as a real estate investment trust under the Internal Revenue Code beginning with its taxable year ended December 31, 1997. However, it is possible that AMB has been organized or has operated in a manner which would not allow it to qualify as a real estate investment trust, or that AMB's future operations could cause it to fail to qualify. Qualification as a real estate investment trust requires AMB to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within AMB's control. For example, in order to qualify as a real estate investment trust, at least 95% of AMB's gross income in any year must be derived from qualifying sources, AMB must pay dividends to stockholders aggregating annually at least 95% of its real estate investment trust taxable income (determined without regard to the dividends paid deduction and by excluding capital gains) and AMB must satisfy specified asset tests on a quarterly basis. See "Material Federal Income Tax Consequences Associated with an Investment in Common
Stock -- Taxation of the Company -- Asset Tests." These provisions and the applicable treasury regulations are more complicated in our case because AMB holds its assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification. However, AMB is not aware of any pending tax legislation that would adversely affect its ability to operate as a real estate investment trust.



     If AMB fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless AMB is entitled to relief under certain statutory provisions, it would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. If AMB loses its real estate investment trust status, its net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved. In addition, AMB would no longer be required to make distributions to stockholders. See "Material Federal Income Tax Consequences Associated with an Investment in Common Stock -- Failure to Qualify."



     AMB PAYS SOME TAXES



     Even if AMB qualifies as a real estate investment trust, it will be subject to certain federal, state and local taxes on its income and property. In addition, the net taxable income, if any, from the activities conducted through AMB Investment Management, Inc. and Headlands Realty Corporation (which we discuss below under "-- AMB Investment Management, Inc. and Headlands Realty Corporation") will be subject to federal and state income tax. See "Material Federal Income Tax Consequences Associated with an Investment in Common
Stock -- Other Tax Consequences."



     CERTAIN PROPERTY TRANSFERS MAY GENERATE PROHIBITED TRANSACTION INCOME



     From time to time, we may transfer or otherwise dispose of some of our properties. Under the Internal Revenue Code, any gain resulting from transfers of properties that are held as inventory or primarily for sale to customers in the ordinary course of business is treated as income from a prohibited transaction that is subject to a 100% penalty tax. Since we acquire properties for investment purposes, we believe that any transfer or disposal of property by us would not be deemed by the Internal Revenue Service to be a prohibited transaction with any resulting gain allocable to AMB being subject to a 100% penalty tax. However, whether property is held for investment purposes is a question of fact that depends on all the facts and circumstances surrounding the particular transaction and the Internal Revenue Service may contend that certain transfers or disposals of properties by us (including possibly some or all of the properties that are subject to the agreements with BPP Retail) are prohibited transactions. While we believe that the Internal Revenue Service would not prevail in any such dispute, any adverse finding by the Internal Revenue Service that a transfer or disposition of property constituted a prohibited transaction would subject AMB to a 100% penalty tax on any gain allocable to AMB from the prohibited transaction. In addition, any income from a prohibited transaction may adversely affect AMB's ability to satisfy the income tests for qualifications as a real estate investment trust for federal income tax purposes.



WE ARE DEPENDENT ON OUR KEY PERSONNEL



     We depend on the efforts of AMB's executive officers. While we believe that we could find suitable replacements for these key personnel, the loss of their services or the limitation of their availability could adversely affect our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. We do not have employment agreements with any of our executive officers.



WE MAY BE UNABLE TO MANAGE OUR GROWTH



     Our business has grown rapidly and continues to grow through property acquisitions. If we fail to effectively manage our growth, our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock could be adversely affected.

AMB INVESTMENT MANAGEMENT, INC. AND HEADLANDS REALTY CORPORATION



    WE DO NOT CONTROL THE ACTIVITIES OF AMB INVESTMENT MANAGEMENT, INC. AND HEADLANDS REALTY CORPORATION



     The operating partnership owns 100% of the non-voting preferred stock of AMB Investment Management, Inc. and Headlands Realty Corporation (representing approximately 95% of the economic interest in each entity). Certain of AMB's current and former executive officers and an officer of AMB Investment Management, Inc. own all of the outstanding voting common stock of AMB Investment Management, Inc. (representing approximately 5% of the economic interest in AMB Investment Management, Inc.). Certain of AMB's executive officers and an officer of Headlands Realty Corporation own all of the outstanding voting common stock of Headlands Realty Corporation (representing approximately 5% of the economic interest in Headlands Realty Corporation). The ownership structure of AMB Investment Management, Inc. and Headlands Realty Corporation permits us to share in the income of those corporations while allowing AMB to maintain its status as a real estate investment trust. We receive substantially all of the economic benefit of the businesses carried on by AMB Investment Management, Inc. and Headlands Realty Corporation through the operating partnership's right to receive dividends. However, we are not able to elect the directors or officers of AMB Investment Management, Inc. and Headlands Realty Corporation and, as a result, we do not have the ability to influence their operation or to require that their boards of directors declare and pay cash dividends on the non-voting stock of AMB Investment Management, Inc. and Headlands Realty Corporation held by the operating partnership. The boards of directors and management of AMB Investment Management, Inc. and Headlands Realty Corporation might implement business policies or decisions that would not have been implemented by persons controlled by us and that may be adverse to the interests of AMB's stockholders or that may adversely impact our financial condition, results of operations and cash flow and AMB's ability to pay distributions on, and the market price of, its common stock. In addition, AMB Investment Management, Inc. and Headlands Realty Corporation are subject to tax on their income, reducing their cash available for distribution to the operating partnership.



    AMB INVESTMENT MANAGEMENT, INC. MAY NOT BE ABLE TO GENERATE SUFFICIENT FEES



     Fees earned by AMB Investment Management, Inc. depend on various factors affecting the ability to attract and retain investment management clients and the overall returns achieved on managed assets. These factors are beyond our control. AMB Investment Management, Inc.'s failure to attract investment management clients or achieve sufficient overall returns on managed assets could reduce its ability to make distributions on the stock owned by the operating partnership and could also limit co-investment opportunities to the operating partnership. This would limit the operating partnership's ability to generate rental revenues from such co-investments and use the co-investment program as a source to finance property acquisitions and leverage acquisition opportunities.

                                    THE PLAN


     The following questions and answers explain the plan, as in effect beginning July 9, 1999, a copy of which is filed as an exhibit to the registration statement which contains this prospectus and which was filed with the SEC with respect to the shares of common stock to be sold under the plan. We encourage you to read and consider the information contained in the plan and in the documents identified in the sections entitled "Incorporation of Certain Documents by Reference" and "Where You Can Find Additional Information."


     PURPOSE.

     1. What is the purpose of the plan?

     The plan provides our stockholders and other investors with a convenient and economical method to purchase shares of our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. In addition, the plan provides us with a means of raising additional capital to continue our real estate, acquisition, development and investment activities and for general corporate purposes.

     OPTIONS UNDER THE PLAN.

     2. What options are available under the plan?


     You may participate in the plan even if you are not already one of our stockholders. Under the plan you may automatically reinvest cash dividends on all or a portion of your shares of common stock in additional shares of our common stock. Even if you do not reinvest dividends, if you may make optional cash purchases of common stock, subject to a minimum investment of $500 and a maximum investment of $5,000 during any calendar month. You may be able to purchase more than $5,000 during a calendar month only with our written consent by submitting a request for waiver.


     BENEFITS AND DISADVANTAGES OF THE PLAN.

     3. What are the benefits and disadvantages of the plan to me?

     BENEFITS OF THE PLAN.

     - The plan provides you the opportunity to automatically reinvest cash dividends on all or a portion of your common stock in additional shares of common stock.


     - In addition to reinvestment of dividends, you may purchase additional shares of common stock pursuant to optional cash purchases of not less than $500 and not more than $5,000 during any calendar month. Optional cash purchases may not be made more frequently than at monthly intervals. You may make optional cash purchases even if dividends on your shares are not being reinvested under the plan.



     - You will not be charged trading fees or brokerage commissions on previously unissued shares of common stock. If we direct the agent to purchase shares of common stock with reinvested dividends and to make optional cash purchases under the DSPP or WDP in the open market or in privately negotiated transactions instead of from previously unissued shares, we will pass on to you and other participants the applicable trading or brokerage fees or commissions on a pro rata basis based on the number of purchased shares allocated to you and to each other participant.



     - You may fully invest dividends and any optional cash purchases because the plan permits fractional shares to be credited to your account. We will reinvest dividends on whole and on fractional shares in additional shares which will be credited to your account.


     - You may direct the agent to transfer, at any time and at no cost to you, all or a portion of your shares in the plan to a plan account for another person.

     - You will avoid the need for safekeeping of certificates for shares of common stock credited to your plan account and may submit to the agent for safekeeping certificates you hold that are registered in your name.

     - You or other book entry holders that are registered holders may direct the agent to sell or transfer all or a portion of your shares held in the plan or in book entry.

     - You will receive periodic statements reflecting all current activity in your plan account, including purchases, sales and latest balances, which will simplify your recordkeeping.

     DISADVANTAGES OF THE PLAN.

     - Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the dividend payment date and may create a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.


     - We may, without giving you prior notice, change our determination as to whether the agent will purchase shares of common stock directly from us or in the open market or in privately negotiated transactions from third parties.



     - You will not know the actual number of shares purchased in any month on your behalf under the plan until after the applicable investment date.


     - The purchase price per share will equal an average price, in some cases determined from purchases made as many as 15 days after the applicable dividend payment date, or DSPP investment date, and in the case of optional cash purchases under the WDP, on each trading day on which shares are purchased during the applicable investment period. Consequently, the actual purchase price of your shares may exceed the price at which shares are trading on the dividend payment date, DSPP investment date or any particular trading day on which shares are purchased during the applicable WDP investment period, as applicable.

     - You will have limited control regarding the specific timing of purchases and sales under the plan. Because the agent will effect sales under the plan only as soon as practicable after it receives instructions from you, you may not be able to control the timing of purchases and sales as you might for investments made outside the plan. The market price of the shares of common stock may fluctuate between the time the agent receives an investment instruction and the time at which the shares of common stock are purchased or sold.


     - You may not be able to depend on the availability of a market discount on shares acquired under the plan. While a discount from market prices of up to 5% may be established for a particular period, a discount for one period will not insure the availability of a discount or the same discount in future period. Each period we may, without giving you prior notice, change or eliminate the discount.


     - We will not pay you interest on dividends or funds for optional cash purchases held pending reinvestment or investment or to be returned to you. In addition, we may return funds submitted for optional cash purchases under the WDP (in whole or proportionate part) without interest if:

      - a threshold price has been established with respect to shares to be purchased from us, and


      - the average per share market price fails to exceed the threshold price for any trading day on the New York Stock Exchange during the twelve trading day investment period for that month.


     - Shares deposited in a plan account may not be pledged until the shares are withdrawn from the plan.

     Your investment in the shares of common stock held in your account is no different than an investment in directly held shares of common stock. You bear the risk of loss and the benefits of gain from market price changes for all of your shares of common stock. NEITHER WE NOR THE AGENT CAN ASSURE YOU THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY

PARTICULAR TIME, BE WORTH MORE OR LESS THAN THE AMOUNT YOU PAID FOR THEM.

     ADMINISTRATION OF THE PLAN.

     4. Who will administer the plan?

     BankBoston N.A., as agent, or such successor administrator as we may designate, will administer the plan. Under the plan the agent will act as your agent, keep records of your account, send regular account statements to you, and perform other duties relating to the plan.

     EquiServe Limited Partnership, a registered transfer agent, will provide certain administrative support to the agent.

                                BankBoston N.A.
                       c/o EquiServe Limited Partnership
                               150 Royall Street
                          Canton, Massachusetts 02021

                        Telephone Number: (800) 331-9474


     PARTICIPATION IN THE PLAN.

     5. Am I eligible to participate in the plan?


     Any stockholder whose shares of common stock are registered on our stock transfer books in his or her name (also referred to as a "registered holder") or any stockholder whose shares of common stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee (also known as a "beneficial holder"), may participate in the plan. If you are a registered holder, you may participate in the plan directly. If you are a beneficial owner you must either become a registered holder by having such shares transferred into your name or by making arrangements with your broker, bank or other nominee to participate in the plan on your behalf. Even if you are not already one of our stockholders, you may participate in the plan by making an initial optional cash purchase of common stock of not less than $500 or more than $5,000 during any calendar month unless we approve your request for waiver under the WDP, in which case your initial investment may exceed $5,000.


     You may not transfer the right to participate in the plan to another person. We reserve the right to exclude any person from the plan if we believe that person utilizes the plan to engage in short-term trading activities that cause aberrations in the trading volume of our common stock.

     If you reside in a state or other jurisdiction in which your participation in the plan would be unlawful, you will not be eligible to participate in the plan.

     ENROLLMENT IN THE PLAN.

     6. How do I enroll in the plan and become a participant in the plan?


     If you are a registered holder, you may become a participant by completing and signing an Enrollment Form and returning it to the agent at the address set forth on the Enrollment Form. You may obtain an Enrollment Form at any time by requesting one from the agent by calling (800) 331-9474. You may also obtain the Enrollment Form on-line at www.equiserve.com. If your shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration.


     If you are a beneficial owner, you must instruct your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, the broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the agent in order to participate in the optional cash purchases portion of the plan. You may obtain a Broker and Nominee Form at any time by requesting one by telephone or in writing from the agent. You may also obtain a Broker and Nominee Form on-line at www.equiserve.com.


     If you are not presently one of our stockholders, but desire to participate in the plan by making an initial investment in common stock, you may join the plan by completing an Enrollment Form and forwarding it, together with such initial investment, to the agent at the address indicated on the Enrollment Form. You may obtain the Enrollment Form on-line at www.equiserve.com. If your initial purchase is for more than $5,000, you must also complete a written request for waiver and submit it to us for our written approval before you will be enrolled in the plan.


     7. What does the Enrollment Form provide?

     The Enrollment Form directs the agent to apply to the purchase of additional shares of common stock all of the cash dividends on the specified number of shares of common stock that you own on the applicable dividend record date and that you designate to be reinvested through the plan. The Enrollment Form also directs the agent to purchase additional shares of common stock with any optional cash purchases that you may elect to make.


     While the Enrollment Form directs the agent to reinvest cash dividends on shares enrolled in the plan by electing "Full Dividend Reinvestment," you may alternatively elect "Partial Dividend Reinvestment" or "Optional Cash Purchases Only." You may change the dividend reinvestment option at any time by submitting a newly executed Enrollment Form to the agent or by writing to the agent. The agent must receive any change in the number of shares with respect to which the agent is authorized to reinvest dividends prior to the record date for a dividend to permit the change to apply to that dividend. FOR EACH METHOD OF DIVIDEND REINVESTMENT, WE WILL REINVEST YOUR CASH DIVIDENDS IN THE MANNER SPECIFIED ON YOUR ENROLLMENT FORM ON ALL SHARES OTHER THAN THOSE THAT YOU DESIGNATE FOR PAYMENT OF CASH DIVIDENDS UNTIL YOU SPECIFY OTHERWISE OR WITHDRAW FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED.


     8. When will my participation in the plan begin?

     Your participation in the dividend reinvestment portion of the plan will commence with the next dividend payment date after the agent receives your Enrollment Form, provided the agent receives it at least five days before the record date we establish for the payment of the dividend.


     Your participation in the optional cash purchase portion of the plan for purchases of $5,000 or less will commence with the next DSPP investment date after the agent receives your Enrollment Form, provided the agent receives the funds to be invested not later than two business days immediately preceding the DSPP investment date. If the agent receives the funds to be invested after the day indicated above and before the next succeeding DSPP investment date, the agent will hold the funds for a period of up to 35 days, without interest, until they can be invested during the next DSPP investment date.



     Your participation in the optional cash purchase portion of the plan for purchases in excess of $5,000 will commence with the next investment period after the agent receives your Enrollment Form and your request for waiver, approved by us, provided the agent receives the funds to be invested not later than two business days immediately preceding the applicable investment period. If the agent receives the funds to be invested after the day indicated above and before the next succeeding investment period, the agent will hold the funds for a period of up to 35 days, without interest, until they can be invested during the next WDP investment period.


     You may enroll in the plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the plan.

     PURCHASES.

     9. When will my shares be acquired under the plan?

     In the event that the agent purchases shares directly from us, the date of issuance of shares to be purchased:

     - with reinvested dividends will be the applicable dividend payment date,

     - under the DSPP will be the DSPP investment date which shall be the 20th day of the calendar month in which you may make an optional cash purchase, unless such day is a Saturday, Sunday or holiday, in which case the DSPP investment date will occur on the next succeeding business day of the month, or


     - under the WDP will be each day on which shares are purchased during the applicable twelve-day investment period, and you will acquire, on each day, all rights of ownership with respect to the maximum number of shares of common stock that may be purchased on each day during the applicable twelve trading day investment period with one-twelfth of your WDP payment, including, without limitation the right to dispose of or vote the shares.


     In the event that the agent purchases shares either in open market or privately negotiated transactions, the shares will be deemed acquired on the date that they are purchased. For a schedule of expected threshold price and discount dates, optional cash payment due dates, investment period commencement dates and optional cash purchases investment dates in 1999 and 2000, see Annex I to this prospectus.


     If the agent acquires shares for the plan through open market purchases or privately negotiated transactions, we will apply all dividends and all optional cash purchases under the DSPP to the purchase of common stock pursuant to the plan as soon as practicable on or after the applicable investment date. For purchases under the WDP, we will purchase shares on each day during the twelve trading day investment period that the purchase price exceeds the threshold price, if any.



     In the past, our common stock dividend payment dates occurred on or about the 15th day of each January, April, July and October. While we expect to continue to pay quarterly dividends, DIVIDENDS ARE PAID AS AND WHEN DECLARED BY THE OUR BOARD OF DIRECTORS. WE CANNOT ASSURE YOU THAT OUR BOARD OF DIRECTORS WILL DECLARE OR PAY DIVIDENDS ON THE COMMON STOCK, AND NOTHING CONTAINED IN THE PLAN OBLIGATES OUR BOARD OF DIRECTORS TO DECLARE OR PAY DIVIDENDS ON COMMON STOCK. THE PLAN DOES NOT GUARANTEE YOU THE RIGHT TO RECEIVE DIVIDENDS IN THE FUTURE.


     10. What is the source of shares to be purchased under the plan?


     The agent will reinvest dividends and acquire common stock under the DSPP or the WDP by purchasing either shares of common stock issued directly from us or by purchasing shares in the open market or in privately negotiated transactions, or a combination of both.


     11. At what price will my shares be purchased?

     The purchase price per share of common stock acquired through the plan as a result of the reinvestment of dividends will be equal to:

     - in the case of newly issued shares of common stock, the average of the high and low sales price per share as reported on the New York Stock Exchange on the applicable dividend payment date, subject to any applicable discounts of up to 5% of the purchase price as determined at our option, or

     - in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the plan with reinvested dividends for the applicable dividend payment date.

     The price of shares acquired through optional cash purchases under the DSPP of $5,000 or less during any calendar month will be equal to:



     - in the case of newly issued shares of common stock, the average of the high and low sales price per share as reported on the New York Stock Exchange on the applicable DSPP investment date, subject to any applicable discounts of up to 5% of the market price determined at our option, or


     - in the case of shares purchased in the open market or in privately negotiated transactions, the average of the purchase price of all shares purchased by the agent for the applicable DSPP investment date.

     We may advise the agent to purchase shares from time to time in its discretion over a period of up to 15 trading days following the applicable dividend payment date or DSPP investment date, as the case may be.


     The agent will acquire shares of common stock purchased under the WDP from previously unissued shares of common stock, in the open market or in privately negotiated transactions. In the case of previously unissued shares of common stock, you may purchase more than $5,000 of common stock during any calendar month at a discount of up to 5% from the market price, which will be the average of the high and low sales price per share of the common stock as reported on the New York Stock Exchange on each trading day on which shares are purchased during the applicable investment period. Under the WDP, you will acquire the maximum number of shares of common stock that may be purchased on each day during the applicable twelve trading day investment period with one-twelfth of your WDP payment. Shares purchased pursuant to the WDP may also be subject to a threshold price provision. We will not offer a purchase discount on shares purchased in the open market or in privately negotiated transactions.



     You may obtain the discount applicable to the next investment period by telephoning Investor Relations at (877) 285-3777 during the three business days prior to the applicable dividend reinvestment date, DSPP investment date or WDP investment period. Setting a discount for a particular period will not affect the setting of a discount for any subsequent period.



     Whether you are reinvesting dividends or making optional cash purchases, the purchase price per share of common stock you acquire on any particular investment date or trading day may not be less than 95% of the average high and low sales price per share of the common stock on the New York Stock Exchange on that particular day.


     12. How may I make an optional cash purchase?

     You are eligible to request optional cash purchases at any time. If you are a registered holder, you may make an optional cash purchase by submitting an Enrollment Form to the agent.

     If you hold your shares registered in the name of another person, the Broker and Nominee Form provides the sole means whereby a broker, bank or other nominee holding shares on your behalf may request an optional cash purchase for you. In such case, the broker, bank or other nominee must use a Broker and Nominee Form for transmitting optional cash purchases on your behalf. A Broker and Nominee Form must be delivered to the agent each time that such broker, bank or other nominee transmits optional cash purchases on your behalf. Your broker or nominee may request a Broker and Nominee Form from the agent in writing at its address included in this prospectus or by telephone.

     If you are not already one of our stockholders, you may make an initial investment in common stock through an optional cash purchase by submitting an Enrollment Form to the agent and in the case of a purchase under the WDP, together with a request for waiver approved by us.

     13. Where should I send my money to make an optional cash purchase?

     You may make optional cash purchases under the DSPP by check payable to AMB Investment Plan and mailed to the agent at the address referenced on the Enrollment Form or your statement, as applicable. You may make optional cash purchases under the WDP only with our prior written consent and only by wire transfer to the account referenced on the Request for Waiver Form. You should send all inquiries regarding other forms of payments and all other written inquiries directly to the agent at its address referenced in this prospectus.

     The agent must receive funds for optional cash purchases of $5,000 or less during any calendar month not later than two business days before the DSPP investment date. The agent must receive funds for optional cash purchases greater than $5,000 during any calendar month and made pursuant to our approval of a request for waiver not later than two business days before the commencement of the applicable investment period in order to purchase shares of common stock during the following WDP investment period.


     14. How do I get a refund if I change my mind?

     You may obtain a refund of any DSPP payment or WDP payment not yet invested by requesting, in writing, the agent to refund your payment. The agent must receive your request not later than two business days prior to, in the case of a DSPP payment, the next DSPP investment date, and, in the case of a WDP payment, the commencement of the next investment period. If the agent receives your request later than these specified times, your DSPP payment or WDP payment will be applied to the purchase of shares of common stock.

     15. Will I be paid interest on funds held for optional cash purchases prior to investment?

     You will not be paid interest on funds you send to the agent for optional cash purchases. Consequently, we strongly suggest that you deliver funds to the agent to be used for investment in optional cash purchases shortly prior to the applicable investment date or investment period so that they are not held over to the following investment date. If you have any questions regarding the applicable investment dates or the dates as of which funds should be delivered to the agent, you should write or telephone the agent at the address and telephone number included above.

     You should be aware that since investments under the plan are made as of specified dates, you may lose any advantage that you otherwise might have from being able to control the timing of an investment. NEITHER WE NOR THE AGENT CAN ASSURE YOU A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

     16. What limitations apply to optional cash purchases?

     MINIMUM/MAXIMUM LIMITS.


     You may make optional cash purchases under the DSPP with a minimum investment of $500 up to a maximum investment of $5,000 during any calendar month. If you request an optional cash purchase of less than the applicable minimum amount, or if you request an optional cash purchase under the DSPP in excess of $5,000, the agent will return your funds to you promptly, without interest.


     REQUEST FOR WAIVER.


     You may make optional cash purchases in excess of $5,000 during any calendar month under the WDP only pursuant to a request for waiver approved by us. If you wish to make an optional cash purchase in excess of $5,000 for any calendar month, you must obtain our prior written approval and a copy of such written approval must be submitted to the agent. A request for waiver should be sent to us by facsimile at (415) 394-9001, Attention: Investor Relations, by 2:00 p.m. San Francisco Time, on the day that is at least three business days prior to the first day of the applicable investment period. You may obtain the Request for Waiver Form from us at our address and telephone number referenced in this prospectus. WE HAVE SOLE DISCRETION TO GRANT ANY WRITTEN APPROVAL FOR OPTIONAL CASH PURCHASES IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT.


     In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

     - our need for additional funds,

     - the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds,

     - the purchase price likely to apply to any sale of common stock, and

     - the aggregate amount of optional cash purchases in excess of $5,000 for which requests for waiver have been submitted by all participants.


If requests for waiver are submitted for any WDP investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests by any method that we determine to be appropriate. With regard to optional cash purchases made pursuant to our written approval of a request for waiver, the plan does not provide for a predetermined maximum limit on the amount that you may invest or on the number of shares that you may purchase. WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE THE PLAN FOR ANY REASON WHATSOEVER INCLUDING ELIMINATION OF PRACTICES THAT ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.

     THRESHOLD PRICE.


     We may establish for any investment period a minimum threshold price applicable to optional cash purchases made under the WDP. Not later than three business days prior to the first day of the applicable investment period, we will determine whether to establish a threshold price. We will determine the threshold price in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. You may telephone Investor Relations at our toll-free number,
(877) 285-3111, during the three business days prior to the applicable investment period to ascertain whether we have established a threshold price for such investment period.



     The threshold price, if any, is the per share price that the average of the high and low sale prices of the common stock must equal or exceed on the New York Stock Exchange for each trading day of the relevant investment period. If the per share sale price does not equal or exceed the threshold price for any particular trading day in the investment period, then we will exclude that trading day from the investment period. A trading day will also be excluded if no trades of common stock are made on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for three of the twelve trading days in an investment period, then we will determine the number of shares to be purchased (including the applicable purchase price) based upon the remaining nine trading days on which the threshold price was satisfied.



     The agent will return to you, without interest, a portion of your optional cash purchase for each trading day of an investment period on which the threshold price is not satisfied or for each day on which no trades of common stock are reported on the New York Stock Exchange. The returned portion will equal one-twelfth of the total amount of such optional cash purchase for each trading day on which the threshold price is not satisfied or on which no trades of common stock are reported on the New York Stock Exchange. Thus, for example, if the threshold price is not satisfied or no such sales are reported for three of the twelve trading days in an investment period, we would return 3/12 (i.e., 25%) of such optional cash purchase to you, without interest.



     The possible return of a portion of the investment applies only to optional cash purchases made under the WDP. Whether a threshold price is established for any particular investment period will not affect whether a threshold price is established for any subsequent investment period. For any particular month, we may waive our right to set a threshold price. Neither we nor the agent will notify you whether we establish a threshold price for any investment period. You may, however, confirm whether we have established a threshold price for any given investment period by telephoning Investor Relations at our toll-free number, (877) 285-3111, during the three business days prior to the applicable investment.


     WAIVER DISCOUNTS.


     Each month, not later than three business days prior to the first day of the applicable investment period, we may establish a discount from the market price applicable to optional cash purchases of newly issued common stock under the WDP. The discount may be up to 5% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash purchases made under the WDP for that month, provided that the purchase price for shares purchased on any particular trading day during the applicable investment period may not be less than the minimum purchase price of 95% of the average of the high and low sales price per share of the common stock as reported on the New York Stock Exchange for that particular trading day.


     We may establish a discount in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. You may obtain the discount applicable to the next investment period by telephoning Investor Relations at our toll free number,
(877) 285-3111, during the three business days prior to the applicable investment period. Setting a discount for a particular month will not affect the setting of a discount for any subsequent month. The discount will apply to the entire optional cash purchase and not just the portion of such investment that exceeds $5,000.



     17. What if I have more than one account?


     We may aggregate all optional cash purchases for you if you have more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one plan account.

     Also for the purpose of such limitations, we may aggregate all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we determine that reinvestment of dividends and optional cash purchases for each account is consistent with the purposes of the plan, we have the right to aggregate all such accounts and to return, without interest, within 35 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

     CERTIFICATES.

     18. Will certificates be issued for my share purchases?

     All shares purchased pursuant to the plan will be credited to your individual account in "book entry" form. This protects you against the loss, theft or destruction of certificates evidencing shares. If you request, or if you withdraw from the plan or if the plan terminates, the agent will issue and deliver certificates for all full shares credited to your account. You may request delivery of share certificates by telephoning or writing the agent. The agent will only issue certificates in the same names as those enrolled in the plan. In no event will we issue certificates for fractional shares. Any fractional shares that you hold in the plan at the time you withdraw or at the time the plan is terminated will be sold by the agent. The agent will distribute to you the net proceeds of any of your fractional shares held in the plan sold in connection with your withdrawal.


     19. May I add shares of common stock to my account by transferring other stock certificates representing AMB's common stock that I possess?


     You may send to the agent for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the plan. The agent will keep all shares represented by such certificates for safekeeping in "book entry" form, combined with any full and fractional shares then held by the plan in your name. To deposit certificates for safekeeping under the plan, you must submit a letter of instruction to the agent. You should send stock certificates by registered mail and the letter of instruction as well as all written inquiries about the safekeeping service to the agent at its address indicated in this prospectus. You may withdraw shares deposited for safekeeping by telephoning or writing the agent.

     SALE OF SHARES.

     20. How can I sell shares held under the plan?

     You, or any other book entry holder, may instruct the agent to sell some or all of your shares held in the plan or in book entry by notifying the agent by telephone or in writing, or by using the form included with your statement of account. You may also withdraw all or a portion of your shares from your account and sell them through an outside broker or otherwise.

     The agent will sell shares through a registered broker dealer as soon as practicable after receipt of a proper notice. Shares to be sold may be commingled with those of other participants requesting sale of their shares, and we will allocate the proceeds to you and to each other participant based on the average price for all shares sold by the agent during the day of sale. You should understand that the price of the common stock may go down as well as up between the date you submit a request to sell and the date the sale is executed. You may not specify either the dates or the prices at which shares are to be sold through the agent. If the agent receives your request to sell shares on or after the record date for a dividend, we will reinvest any cash dividend paid on such shares, if applicable. You will only be charged for your pro rata share of trading fees or brokerage commissions for selling shares through the agent. These charges are normally lower than the cost of executing sales through a brokerage account.

     REPORTS.

     21. What reports will I receive under the plan?

     Unless you participate in the plan through a broker, bank or nominee, you will receive from the agent a detailed statement of your account following each dividend payment and when there is purchase or sale activity in your account. These detailed statements will show total cash dividends received, total optional cash purchases received, total shares purchased (including fractional shares), price paid per share and total shares held in the plan. YOU SHOULD RETAIN THESE STATEMENTS IN ORDER TO DETERMINE THE TAX COST BASIS FOR SHARES PURCHASED PURSUANT TO THE PLAN.

     If you participate in the plan through a broker, bank or nominee, you should contact that person for such a statement.

     WITHDRAWAL.

     22. How may I withdraw from the plan?

     You may terminate participation in the plan by writing to the agent. After the agent receives the termination notice, we will send dividends to you in the usual manner and you may not make any additional optional cash purchases unless you re-enroll. The agent must receive your notice of termination at least two business days before an investment date in order to be processed prior to that investment date. Once termination has been effected, the agent will issue you a certificate for all whole shares you hold under the plan. Alternatively, you may specify in the termination notice that some or all of the shares be sold. Any fractional shares that you hold in your account under the plan at any time you withdraw or at the time the plan is terminated will be sold by the agent. The agent will distribute to you the net proceeds of any of your shares held in the plan sold in connection with your withdrawal, net of any trading fees or brokerage commissions. If you transfer shares represented by certificates registered in your name on our books but do not notify the agent, the agent will continue to reinvest dividends on shares held in your account under the plan until you direct otherwise. If the agent receives your termination request on or after the record date for a dividend, the agent will reinvest any cash dividend paid to you on your account. Your request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to your account. You will not be charged to terminate from the plan, other than the applicable trading fees or brokerage commissions with respect to any shares sold.


     If your plan account balance falls below one full share, the agent reserves the right to liquidate the fraction and remit the proceeds, less any applicable trading fees or brokerage commissions, to you at your address of record and to terminate your participation in the plan. We may also terminate the plan after written notice in advance mailed to you at the address appearing on the agent's records. If the plan or your participation is terminated, you will receive certificates for whole shares held in your accounts and a check for the cash value of any fractional shares held in any plan account that is terminated less any applicable trading fees or brokerage commissions.

     TAXES.

     23. What are the federal income tax consequences of participating in the plan?


     Dividends you receive on shares of our common stock that you hold in the plan and which are reinvested in newly issued shares will be treated for federal income tax purposes as a taxable stock distribution to you. Accordingly, you will receive taxable dividend income in an amount equal to the fair market value of the shares of our common stock that you receive on the dividend payment date to the extent we have current or accumulated earnings and profits for federal income tax purposes. We intend to take the position that the fair market value of the newly issued shares purchased with reinvested dividends equals the average of the high and low sale prices of shares of our common stock as reported on the New York Stock Exchange on the related dividend payment date. The treatment described above will apply to you whether or not the shares are purchased at a discount. On the other hand, dividends you receive on shares of our common stock that you hold in the plan which are reinvested in shares of our common stock purchased by the agent in the open market or in privately negotiated transactions will be treated for federal income tax purposes as a taxable cash distribution to you in an amount equal to the purchase price of such shares to the extent that we have current or accumulated earnings and profits for federal income tax purposes. The portion of a distribution you receive that is in excess of our current and accumulated earnings and profits will not be taxable to you if this portion of the distribution does not exceed the adjusted tax basis of your shares. If a portion of your distribution exceeds the adjusted tax basis of your shares, that portion of your distribution will be taxable as a capital gain. If we properly designate a portion of your distribution as a capital gain dividend, then that portion will be reportable as a capital gain. Capital gains will be taxed to you at a 20% or 25% income tax rate, depending on the tax characteristics of the assets which produced such gains, and on certain other designations, if any, that we may make. Your statement of account will show the fair market value of the common stock purchased with reinvested dividends on the applicable dividend payment date. You also will receive a Form 1099-DIV after the end of the year which will show for the year your total dividend income, your amount of any return of capital distribution and your amount of any capital gain dividend. For a general discussion of the federal income tax consequences of distributions to you with respect to shares of our common stock, see "Material Federal Income Tax Consequences Associated With an Investment in Common Stock -- Taxation of Taxable U.S. Stockholders" below.



     If you acquire shares of our common stock under the DSPP or the WDP at a discount from the fair market value of such shares on the DSPP investment date or the trading day on which the shares are purchased during the applicable WDP investment period, as applicable, the tax treatment to you is unclear. We presently intend to take the position that any discount on shares purchased under the DSPP or the WDP does not constitute a distribution from us to you. However, it is possible that you will be treated as having received a distribution from us upon the purchase of our common stock under the DSPP or the WDP in an amount equal to the excess, if any, of the total fair market value of the shares you purchase on the DSPP investment date or each day on which shares are purchased during the WDP investment period over the amount of your payment for such shares. We may take this position in future reports to you or the Internal Revenue Service. You should consult with your own tax advisor with respect to the tax treatment of shares you purchase at a discount under the DSPP or the WDP.



     Under the plan, you will bear any trading fees or brokerage commissions related to the acquisition and sale of shares of our common stock. However, in the future we may agree to pay some or all of the trading fees or brokerage commissions in connection with purchase transactions. The Internal Revenue Service has ruled in private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan were to be treated as constructive distributions to the participants. In these rulings the Internal Revenue Service determined that distributions were subject to income tax in the same manner as distributions and includable in the participant's cost basis of the shares purchased. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made with reinvested dividends by the agent, we intend to take the position that participants received their proportionate amount of the commissions as distributions in addition to the amounts described above. While the matter is not free from doubt, we intend to take the position that any trading fees or brokerage commissions paid by us with respect to the DSPP or the WDP will be treated in the same manner as the purchase price discount described above, and that administrative expenses of the plan paid by us are not constructive distributions to you.



     If we invest your optional cash purchases under the DSPP or WDP in newly issued shares of our common stock not sold to you at a discount, or reinvest your dividends in newly issued shares of our common stock, then your tax basis in the shares purchased for your account will equal the per share fair market value of the common stock on the DSPP investment date, the day the shares are purchased during the WDP investment period, or the relevant dividend payment date, as applicable. Your tax basis in the shares of our common stock acquired under the DSPP or the WDP at a discount will equal the amount you paid for the shares, plus the amount of income, if any, you recognized upon the acquisition as a result of the purchase price discount. If we reinvest your dividends or your optional cash purchases under the DSPP in shares that the agent purchases in the open market or in privately negotiated transactions, then your tax basis in your shares purchased for your account will equal the amount you paid for the shares, including any trading fees or brokerage commissions you paid, plus the amount of income, if any, that you recognize because trading fees or brokerage commissions were paid on your behalf. Your holding period for the shares of our common stock acquired under the plan will begin on the day following the date such shares were purchased for your account. Consequently, shares of our common stock purchased in different months will have different holding periods.



     You will not realize any gain or loss when you receive certificates for whole shares of our common stock credited to your account, either upon your request, when you withdraw from the plan or if the plan terminates. However, you will recognize gain or loss when whole shares of our common stock or rights applicable to our common stock acquired under the plan are sold or exchanged. You will also recognize gain or loss when you receive a cash payment for a fractional share of our common stock credited to your account when you withdraw from the plan or if the plan terminates. The amount of your gain or loss will equal the difference between the amount you receive for your shares or fractional shares of our common stock or rights applicable to common stock, net of any costs of sale paid by you, and your tax basis of such shares. For a general discussion of the federal income tax consequences of disposing of shares of our common stock, see "Material Federal Income Tax Consequences Associated With an Investment in Common Stock -- Dispositions of Common Stock" below.


     THE FOREGOING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE PLAN IS BASED ON CURRENT LAW, IS FOR YOUR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PERSONAL INVESTMENT CIRCUMSTANCES, OR IF YOU ARE A TYPE OF INVESTOR (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) WHO IS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. IF YOU WISH TO PARTICIPATE IN THE PLAN, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES) THAT MAY AFFECT YOU IF YOU PARTICIPATE IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS. SEE "MATERIAL FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH AN INVESTMENT IN COMMON STOCK" BELOW.

     OTHER PROVISIONS.

     24. What happens if I sell or transfer shares of stock or acquire additional shares of stock?

     If you elect to have dividends automatically reinvested in the plan and subsequently sell or transfer all or any part of the shares registered in your name, we will continue to reinvest your dividends as long as shares are registered in your name or until you terminate your participation in the plan. Similarly, if you elect the full or partial dividend reinvestment option under the plan and subsequently acquire additional shares registered in your name, we will continue to reinvest your dividends until you terminate your participation in the plan. If, however, you elect the optional cash purchases only option and subsequently acquire additional shares that are registered in your name, we will not reinvest your dividends paid on such shares.

     25. How will my shares be voted?

     For any meeting of stockholders, you will receive proxy materials in order to vote all shares held by the plan for your account. The plan will vote all shares as you direct or you may vote in person at the meeting of stockholders. If you do not provide instructions or return an executed proxy, the plan will not vote your shares. If you hold your shares through a broker, bank or nominee, that person will receive the proxy materials and you will need to contact that person in order to vote your shares.

     26. Who pays the expenses of the plan?


     We will pay all of the costs of administrating the plan other than trading fees or brokerage commissions. We will pass on to you the trading fees and brokerage commissions associated with the purchase and sale of shares of common stock attributable to you under the plan.



     27. What are the responsibilities of AMB or the agent under the plan?



     Neither we nor the agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the agent has any duties, responsibilities or liabilities except as expressly set forth in the plan or as imposed by applicable laws, including, without limitation, federal securities laws. YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE YOU A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES YOU PURCHASE UNDER THE PLAN AND WE TAKE NO POSITION ON WHETHER YOU OR OTHER STOCKHOLDERS OR INVESTORS SHOULD PARTICIPATE IN THE PLAN.


     28. What happens if the company issues a stock dividend, subscription rights, declares a stock split or makes any other similar distribution in respect of shares of common stock?


     You will automatically receive credit to your plan account for any stock dividend, stock split or other similar distribution in respect of shares of common stock that we may declare. In the event that we make available to stockholders subscription rights to purchase additional shares of common stock or other securities, the agent will sell the rights accruing to all shares held in your name when rights become separately tradable and will apply the net proceeds from the sale of the rights to the purchase of common stock with the next monthly optional cash purchase. If you do not want the agent to sell the rights and invest the proceeds, you can notify the agent by submitting an updated Enrollment Form and request that the distribution of subscription or other purchase rights be made directly to you. This will permit you to personally exercise, transfer or sell the rights on your shares.


     29. May shares in my account be pledged?

     You may not pledge shares credited to your account, and any purported pledge will be void. If you wish to pledge shares, you must withdraw those shares from the plan.

     30. May I transfer all or a part of my shares held in the plan to another person?


     You may transfer ownership of all or part of your shares held in the plan through gift, private sale or otherwise, by mailing to the agent at the address listed above a properly executed stock assignment, along with a letter requesting the transfer and a Substitute Form W-9 -- Certification of Taxpayer Identification Number completed by the transferee. Requests for transfer of shares held in the plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The agent will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the your plan account, the agent will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares. All transfers will be subject to the limitations on ownership and transfer provided in our charter which are summarized below and which are incorporated into the prospectus by reference.

     31. May the plan be changed or terminated?

     We may amend, modify, suspend or terminate the plan at any time. The agent will notify you in writing of any material modifications made to the plan. The agent may appoint, by plan amendment, a successor agent to take its place under the terms and conditions set forth in the plan. If the agent appoints a successor agent, we are authorized to pay the successor agent for your account, and all dividends and distributions payable on common stock you hold under the plan for application by such successor.

                          DESCRIPTION OF CAPITAL STOCK

     We have summarized certain terms and provisions of our capital stock in this section. This summary is not complete. For more detail you should refer to the Maryland General Corporation Law (the "MGCL"), our charter and our bylaws, which we have filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK.


     Our charter provides that we are authorized to issue 500,000,000 shares of common stock, $.01 par value per share. As of June 21, 1999, we had 86,518,899 shares of common stock issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the board of directors establishing any other class or series of stock, the holders of common stock possess the exclusive voting power, subject to the provisions of the charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in the charter, or otherwise permitted by the board of directors. Holders of shares of common stock do not have any conversion, exchange, sinking fund, redemption or appraisal rights or any preemptive rights to subscribe for any of our securities or cumulative voting rights in the election of directors. All shares of common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series or classes of stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock (see "-- Preferred Stock"), and to the provisions of the charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in the charter or as otherwise permitted by the board of directors, we may pay distributions to the holders of shares of common stock if and when authorized and declared by the board of directors out of funds legally available for distribution. We intend to continue to make quarterly distributions on outstanding shares of common stock. Under the MGCL, stockholders are generally not liable for our debts or obligations. If we liquidate, subject to the right of any holders of preferred stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock (see "-- Preferred Stock") to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of the operating partnership.


     Subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in the charter, or as otherwise permitted by the board of directors as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the MGCL, the term "substantially all of the Company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter does not provide for a lesser percentage in any of the above situations.

     Our charter authorizes the board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

PREFERRED STOCK.


     Our charter provides that we are authorized to issue 100,000,000 shares of preferred stock, $.01 par value per share, of which 4,600,000 shares are of a separate class designated as Series A Preferred Stock, 1,300,000 shares are of a separate class designated as Series B Preferred Stock, 2,200,000 shares are of a separate class designated as Series C Preferred Stock and 1,595,337 shares are of a separate class designated as Series D Preferred Stock. The Series B Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the Series B Preferred Units. The Series C Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the AMB Property II Series C Preferred Units. The Series D Preferred Stock is issuable in exchange, on a one for one basis, subject to adjustment, for the Series D Preferred Units. We have 4,000,000 shares of Series A Preferred Stock issued and outstanding. We have 1,300,000 shares of Series B Preferred Stock, 2,200,000 shares of Series C Preferred Stock and 1,595,337 shares of Series D Preferred Stock reserved for issuance, none of which is issued or outstanding. We may issue additional shares of preferred stock from time to time, in one or more classes, as authorized by the board of directors. Prior to the issuance of shares of each class of preferred stock, the board of directors is required by the MGCL and the charter to fix for each class the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the board of directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change of control that might involve a premium price for holders of shares of common stock or otherwise be in their best interest.


     Series A Preferred Stock. The Series A Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series A Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series A Preferred Stock; and


     - on a parity with all equity securities issued by us (including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities.



     Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8 1/2% of the liquidation preference per annum (equivalent to $2.125 per annum per share of Series A Preferred Stock). Dividends on the Series A Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series A Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common stock or other equity securities ranking junior to the Series A Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series A Preferred Stock (including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock), nor may any common stock or any other equity securities ranking junior to or on a parity with the Series A Preferred Stock (including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us

(except by conversion into or exchange for other equity securities ranking junior to the Series A Preferred Stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other equity securities ranking on a parity with the Series A Preferred Stock (including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock), all dividends declared upon the Series A Preferred Stock and any other equity securities ranking on a parity with the Series A Preferred Stock (including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) will be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series A Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series A Preferred Stock and accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A Preferred Stock are entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series A Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

     If we voluntarily or involuntarily liquidate, dissolve or wind up and our assets are insufficient to make full payment to holders of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

     The Series A Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. We cannot redeem the Series A Preferred Stock prior to July 27, 2003. On and after July 27, 2003, we can redeem the Series A Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series A Preferred Stock. See "Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series A Preferred Stock have no voting rights, except as described below. If we do not pay dividends on the Series A Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the Series A Preferred Stock. So long as any shares of Series A Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock (the Series A Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series A Preferred Stock;

     - create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock; or

     - amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as shares of Series A Preferred Stock (or shares issued by a surviving entity in substitution for shares of the Series A Preferred Stock) remain outstanding with the terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series A Preferred Stock. Any increase in the amount of the authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized Series A Preferred Stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.


     In accordance with the terms of the Partnership Agreement, we contributed the net proceeds of the sale of the Series A Preferred Shares to the operating partnership and the operating partnership issued to us Series A Preferred Units that mirror the rights, preferences and other terms of the Series A Preferred Stock. The operating partnership is required to make all required distributions on the Series A Preferred Units prior to any distribution of cash or assets to the holders of any other Units or any other equity interests in the operating partnership, except for any other series of preferred Units ranking on a parity with the Series A Preferred Units as to dividends or voluntary or involuntary liquidation, dissolution or winding up of the operating partnership. The operating partnership has no preferred Units, other than the Series A Preferred Units and the Series B Preferred Units, outstanding or any other equity interests ranking prior to any other Units or any other equity interests in the operating partnership.


     Series B Preferred Stock. We currently have no shares of Series B Preferred Stock issued or outstanding. The Series B Preferred Stock is issuable upon exchange of the Series B Preferred Units, as described under The Series B Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series B Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series B Preferred Stock; and

     - on a parity with all equity securities issued by us (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities.



     If ever issued, the Series B Preferred Stock will entitle the holders to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8 5/8% of the liquidation preference per annum (equivalent to $4.3125 per annum per share of Series B Preferred Stock). Dividends on the Series B Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series B Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series B Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series B Preferred Stock (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock), nor may any common stock or any other equity securities ranking junior to or on a parity with the Series B Preferred Stock (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series B Preferred Stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and any other equity securities ranking on a parity with the Series B Preferred Stock (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock), all dividends declared upon the Series B Preferred Stock and any other equity securities ranking on a parity with the Series B Preferred Stock (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) will be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series B Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series B Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series B Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series B Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.

     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series B Preferred Stock and our assets are insufficient to make full payment to the holders of the Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series B Preferred Stock as to liquidation rights (including the Series A Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) then the holders of the Series B Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.


     The Series B Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series B Preferred Stock prior to November 12, 2003. On and after November 12, 2003, we can redeem the Series B Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series B Preferred Stock. See "Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series B Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series B Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series B Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the Series B Preferred Stock. So long as any shares of Series B Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock (the Series B Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series B Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series B Preferred Stock;

     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series B Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series B Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation organized under the laws of any state and substitutes for the Series B Preferred Stock other preferred stock having substantially the same terms and rights as the Series B Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series B Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series B Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

     We have granted certain registration rights with respect to any shares of Series B Preferred Stock that we may issue upon exchange of the Series B Preferred Units.

     Series C Preferred Stock. We currently have no shares of Series C Preferred Stock issued or outstanding. The Series C Preferred Stock is issuable upon exchange of the AMB Property II Series C Preferred Units. The AMB Property II Series C Preferred Units are exchangeable in whole at any time on or after November 24, 2008, at the option of 51% of the holders of all outstanding AMB Property II Series C Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series C Preferred Stock. In addition, the AMB Property II Series C Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding AMB Property II Series C Preferred Units if:

     - any AMB Property II Series C Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or


     - AMB Property Holding Corporation, the general partner of AMB Property II, or one of its subsidiaries takes the position, and a holder or holders of AMB Property II Series C Preferred Units receive an opinion of independent counsel that AMB Property II is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Internal Revenue Code.



     AMB Property II Series C Preferred Units are exchangeable in whole for shares of Series C Preferred Stock at any time after November 24, 2001 and prior to November 24, 2008 at the option of 51% of the holders of all outstanding AMB Property II Series C Preferred Units if those holders deliver to AMB Property Holding Corporation a private letter ruling or an opinion of independent counsel to the effect that an exchange of the AMB Property II Series C Preferred Units at that time would not cause the AMB Property II Series C Preferred Units to be considered "stock and securities" within the meaning of the Internal Revenue Code for purposes of determining whether the holder of AMB Property II Series C Preferred Units is an "investment company" under the Internal Revenue Code.



     The AMB Property II Series C Preferred Units are also exchangeable in whole at any time for shares of Series C Preferred Stock, if initial purchasers of the AMB Property II Series C Preferred Units holding 51% of all outstanding AMB Property II Series C Preferred Units determine (regardless of whether held by the initial purchasers), if:


     - AMB Property II reasonably determines that the assets and income of AMB Property II for a taxable year after 1998 would not satisfy the income and assets tests of the Internal Revenue Code for such taxable year if AMB Property II were a REIT; or

     - any holder of AMB Property II Series C Preferred Units delivers to AMB Property II and AMB Property Holding Corporation an opinion of independent counsel to the effect that (based on the assets and income of AMB Property II for a taxable year after 1998) AMB Property II would not satisfy the income and assets tests of the Internal Revenue Code for such taxable year if AMB Property II were a REIT and that such failure would create a meaningful risk that a holder of AMB Property II Series C Preferred Units would fail to maintain qualification as a REIT.

     In lieu of an exchange for Series C Preferred Stock, AMB Property II may redeem AMB Property II Series C Preferred Units for cash in an amount equal to the original capital account balance of the holder of AMB Property II Series C Preferred Units. A holder of AMB Property II Series C Preferred Units will not be entitled to exchange the units for Series C Preferred Stock if the exchange would result in a violation of the ownership limit. See "Restrictions on Ownership and Transfer of Capital Stock."

     The Series C Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:

     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series C Preferred Stock;

     - junior to all equity securities issued by us which rank senior to the Series C Preferred Stock; and


     - on a parity with all equity securities issued by us (including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities until converted into equity securities.


     If ever issued, the Series C Preferred Stock will entitle the holders to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 8.75% of the liquidation preference per annum (equivalent to $4.375 per annum per share of Series C Preferred Stock). Dividends on the Series C Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series C Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series C Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock), nor may any common stock or any other equity securities ranking junior to or on a parity with the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series C Preferred Stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other equity securities ranking on a parity with the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock), all dividends declared upon the Series C Preferred Stock and any other equity securities ranking on a parity with the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock) will be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series C Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series C Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.


     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series C Preferred Stock, the holders of the Series C Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series C Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.


     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series C Preferred Stock and our assets are insufficient to make full payment to holders of the Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series C Preferred Stock as to liquidation rights (including the Series A Preferred Stock, the

Series B Preferred Stock and the Series D Preferred Stock) then the holders of the Series C Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.


     The Series C Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series C Preferred Stock prior to November 24, 2003. On and after November 24, 2003, we can redeem the Series C Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series C Preferred Stock. See "Restrictions on Ownership and Transfer of Capital Stock."

     Holders of Series C Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series C Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series C Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series C Preferred Stock (the Series C Preferred Stock voting separately as a class):

     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series C Preferred Stock;

     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series C Preferred Stock;

     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series C Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or

     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Stock.

     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series C Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series C Preferred Stock other preferred stock or preferred shares having substantially the same terms and rights as the Series C Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series C Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series C Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.

     We have agreed to file a registration statement registering the resale of the shares of Series C Preferred Stock issuable to the holders of AMB Property II Series C Preferred Units as soon as practicable but not later than 60 days after the date the AMB Property II Series C Preferred Units are exchanged for shares of Series C Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.

     Series D Preferred Stock. We currently have no shares of Series D Preferred Stock issued or outstanding. The Series D Preferred Stock is issuable upon exchange of the AMB Property II Series D Preferred Units. The AMB Property II Series D Preferred Units are exchangeable in whole at any time on or after May 5, 2009, at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units, on a one for one basis, subject to adjustment, for shares of our Series D Preferred Stock. In addition, the AMB Property II Series D Preferred Units are exchangeable in whole at any time at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units if:



     - any AMB Property II Series D Preferred Unit shall not have received full distributions with respect to six prior quarterly distribution periods (whether or not consecutive); or



     - AMB Property Holding Corporation, the general partner of AMB Property II, or one of its subsidiaries takes the position, and a holder or holders of AMB Property II Series D Preferred Units receive an opinion of independent counsel that AMB Property II is, or upon the happening of a certain event likely will be, a "publicly traded partnership" within the meaning of the Internal Revenue Code.



     AMB Property II Series D Preferred Units are exchangeable in whole for shares of Series D Preferred Stock at any time after May 5, 2002 and prior to May 5, 2009 at the option of 51% of the holders of all outstanding AMB Property II Series D Preferred Units if those holders deliver to AMB Property Holding Corporation a private letter ruling or an opinion of independent counsel to the effect that an exchange of the AMB Property II Series D Preferred Units at that time would not cause the AMB Property II Series D Preferred Units to be considered "stock and securities" within the meaning of the Internal Revenue Code for purposes of determining whether the holder of AMB Property II Series D Preferred Units is an "investment company" under the Internal Revenue Code.



     In lieu of an exchange for Series D Preferred Stock, AMB Property II may redeem AMB Property II Series D Preferred Units for cash in an amount equal to the original capital account balance of the holder of AMB Property II Series D Preferred Units. A holder of AMB Property II Series D Preferred Units will not be entitled to exchange the units for Series D Preferred Stock if the exchange would result in a violation of the ownership limit. See "Restrictions on Ownership and Transfer of Capital Stock."



     The Series D Preferred Stock ranks, with respect to dividends and in the event we voluntarily or involuntarily liquidate, dissolve or wind up:



     - senior to all classes or series of common stock and to all of our equity securities that provide that they rank junior to the Series D Preferred Stock;



     - junior to all equity securities issued by us which rank senior to the Series D Preferred Stock; and



     - on a parity with all equity securities issued by us (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) other than those referred to in the bullet points above. The term "equity securities" does not include convertible debt securities until converted into equity securities.



     If ever issued, the Series D Preferred Stock will entitle the holders to receive, when and as authorized by the board of directors out of funds legally available for dividends, cumulative preferential cash dividends at the rate of 7.75% of the liquidation preference per annum (equivalent to $3.875 per annum per share of Series D Preferred Stock). Dividends on the Series D Preferred Stock accumulate on a daily basis and are payable quarterly in arrears on the 15th day of each January, April, July and October. Except as provided below, unless full cumulative dividends on the Series D Preferred Stock have been or at the same time are declared and paid or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period, no distributions (other than in common stock or other equity securities ranking junior to the Series D Preferred Stock) may be declared or paid or set aside for payment or other dividend be declared or made upon the common stock or any other equity securities ranking junior to or on a parity with the Series D Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock), nor may any common stock or any other equity securities ranking junior to or on a parity with the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by us (except by conversion into or exchange for other equity securities ranking junior to the Series D Preferred Stock and pursuant to the provisions of our charter providing for limitations on ownership and transfer in order to ensure that we remain qualified as a REIT). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and any other equity securities ranking on a parity with the Series D Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock), all dividends declared upon the Series D Preferred Stock and any other equity securities ranking on a parity with the Series D Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) will be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and each such other equity securities shall bear to each other the same ratio that accumulated dividends per share of Series D Preferred Stock and such other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. Dividends on the Series D Preferred Stock will accumulate whether or not we have funds legally available for the payment of dividends and whether or not we declare dividends. If we designate any portion of a dividend as a "capital gain dividend," a holder's share of the capital gain dividend will be an amount that bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to the holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of shares for the year.



     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series D Preferred Stock, the holders of the Series D Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders remaining after payment or provision for payment of all of our debts and liabilities, a liquidation preference, in cash, of $50.00 per share, plus an amount equal to any accumulated or accrued and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of common stock or any other equity securities that rank junior to the Series D Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series D Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other entity, a merger of another entity with or into us, a statutory share exchange or the sale, lease, transfer or conveyance of all or substantially all of our property or business do not constitute a liquidation, dissolution or winding up for purposes of triggering the liquidation preference.



     If we voluntarily or involuntarily liquidate, dissolve or wind up following the issuance of Series D Preferred Stock and our assets are insufficient to make full payment to holders of the Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities ranking on a parity with the Series D Preferred Stock as to liquidation rights (including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock) then the holders of the Series D Preferred Stock and all other such classes or series of equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.



     The Series D Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund. If issued, we cannot redeem the Series D Preferred Stock prior to May 5, 2004. On and after May 5, 2004, we can redeem the Series D Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, to the redemption date. We must pay the redemption price (other than the portion of the redemption price consisting of accumulated and unpaid dividends) solely out of the sale proceeds of other equity securities, which may include other classes or series of preferred stock. In certain circumstances related to our maintenance of our ability to qualify as a REIT for federal income tax purposes, we may redeem shares of Series D Preferred Stock. See "Restrictions on Ownership and Transfer of Capital Stock."



     Holders of Series D Preferred Stock will have no voting rights, except as described below. If we do not pay dividends on the Series D Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of equity securities upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until we have eliminated all dividend arrearages with respect to the Series D Preferred Stock. So long as any shares of Series D Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Series D Preferred Stock (the Series D Preferred Stock voting separately as a class):



     - authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series D Preferred Stock;



     - reclassify any of our authorized stock into any class or series of stock ranking senior to the Series D Preferred Stock;



     - designate or create, or increase the authorized or issued amount of, or reclassify, any authorized shares into, any preferred stock ranking on a parity with the Series D Preferred Stock or create, authorize or issue any obligations or securities convertible into any such shares, but only to the extent such stock is issued to one of our affiliates; or



     - either consolidate, merge into or with, or convey, transfer or lease our assets substantially, as an entirety, to any corporation or other entity, or amend, alter or repeal the provisions of our charter, whether by merger or consolidation or otherwise, in each case so as to materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series D Preferred Stock.



     With respect to the occurrence of any of the events set forth in the fourth bullet point above, so long as we are either the surviving entity and shares of Series D Preferred Stock remain outstanding with the terms materially unchanged or the resulting, surviving or transferee entity is a corporation, business trust or like entity organized under the laws of any state and substitutes for the Series D Preferred Stock other preferred stock or preferred shares having substantially the same terms and rights as the Series D Preferred Stock, the occurrence of any such event will not be considered to materially and adversely affect rights, preferences, privileges or voting powers of holders of Series D Preferred Stock. Any increase in the amount of authorized preferred stock, the creation or issuance of any other class or series of preferred stock or any increase in an amount of authorized shares of each class or series, in each case ranking on a parity with or junior to the Series D Preferred Stock will not be considered to materially and adversely affect such rights, preferences, privileges or voting powers.



     We have agreed to file a registration statement registering the resale of the shares of Series D Preferred Stock issuable to the holders of AMB Property II Series D Preferred Units as soon as practicable but not later than 60 days after the date the AMB Property II Series D Preferred Units are exchanged for shares of Series D Preferred Stock. We have also agreed to use our best efforts to cause the registration statement to be declared effective within 120 days after the date of the exchange.


            RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

     In order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of all classes of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which we have made an election to be treated as a REIT). In addition, if we, or an owner of 10% or more of our capital stock, actually or constructively own 10% or more of one of our tenants (or a tenant of any partnership or limited liability company in which we are a partner or member), the rent received by us (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Internal Revenue Code. A REIT's stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because our board of directors believes it is desirable for us to qualify as a REIT, our charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (by value or number of shares, whichever is more restrictive) of either our issued and outstanding common stock or our issued and outstanding Series A Preferred Stock. Our charter also prohibits the ownership, actually or constructively, of any shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock by any single person so that no such person, taking into account all of our stock so owned by such person, may own in excess of 9.8% of our issued and outstanding capital stock. The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock, Series A Preferred Stock or capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, Series A Preferred Stock or capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock, Series A Preferred Stock or capital stock, as the case may be, and thereby subject the common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to the applicable ownership limit. Shares held in your account are attributed to you for purposes of determining percentage ownership. The board of directors may, but in no event will be required to, waive the applicable ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT and the board of directors otherwise decides such action would be in our best interest. As a condition of such waiver, the board of directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. The board of directors has waived the ownership limit applicable to our common stock with respect to Ameritech Pension Trust, allowing it to own up to 14.9% of our common stock and, under some circumstances, allowing it to own up to 19.6%. However, we conditioned this waiver upon the receipt of undertakings and representations from Ameritech Pension Trust which we believed were reasonably necessary in order for us to conclude that the waiver would not cause us to fail to qualify as a REIT.


     Our charter also provides that:


     - no person may actually or constructively own common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT;



     - no person may transfer common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock if a transfer would result in shares of our capital stock being owned by fewer than 100 persons; and



     - any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to our charter, which requires the affirmative vote of holders owning at least two-thirds of the shares of our outstanding capital stock entitled to vote on the amendment.


     Under our charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by our board of directors or the other restrictions in the charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the applicable ownership limit or such other limit (referred to as "Excess Shares"). Under those circumstances, the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit (the "Prohibited Owner") will cease to own any right or interest) in the Excess Shares. Any Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust will be required to sell the Excess Shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by our board of directors, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the Excess Shares or the sales proceeds received by the trust for the Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the applicable market price of the Excess Shares as of the date of the event or the sales proceeds received by the trust for the Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner will be distributed to the Beneficiary. Prior to a sale of any Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to the Excess Shares, and also will be entitled to exercise all voting rights with respect to the Excess Shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee's sole discretion) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner prior to the time that we discover that the shares have been automatically transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If we pay the Prohibited Transferee or Prohibited Owner any dividend or other distribution before we discover that the shares were transferred to the trust, the Purported Transferee or Prohibited Owner will be required to repay the dividend to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in our charter or imposed by the board of directors, then our charter provides that the transfer of the Excess Shares will be void ab initio.

     In addition, shares of stock held in the trust will be considered to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the applicable market price on the date that we, or our designee, accept the offer. We have the right to accept the offer until the trustee has sold the shares held in the trust. Upon that sale to us, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

     If any attempted transfer of shares would cause us to be beneficially owned by fewer than 100 persons, our charter provides that the transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

     All certificates representing shares will bear a legend referring to the restrictions described above. The ownership limitations described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or otherwise be in the best interest of stockholders.


     Under our charter, owners of outstanding shares must, upon our demand, provide us with a completed questionnaire containing information regarding ownership of the shares, as set forth in the treasury regulations. In addition, each stockholder must upon demand disclose to us in writing such information that we may request in order to determine the effect, if any, of the stockholder's actual and constructive ownership of shares of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock on our status as a REIT and to ensure compliance with each ownership limit, or any other limit specified in the charter or required by the board of directors.

                TRANSFER AGENT, REGISTRAR, CONVERSION AGENT AND
                           DIVIDEND DISBURSING AGENT


     The transfer agent, registrar and dividend disbursing agent for our common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is BankBoston, N.A., an affiliate of First National Bank of Boston.



                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


                 ASSOCIATED WITH AN INVESTMENT IN COMMON STOCK



     The following summary of material federal income tax considerations regarding AMB and the common stock AMB is registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins. Your tax treatment will vary depending on your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders who receive special treatment under the federal income tax laws except to the extent discussed under the headings
"-- Taxation of Tax-Exempt Stockholders" and "-- Taxation of Non-U.S. Stockholders." Stockholders receiving special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of AMB's common stock.



     The information in this section is based on the Internal Revenue Code, current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings, and court decisions, all as of the date of this prospectus. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.



     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF AMB'S COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION, (2) AMB'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES AND (3) OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.



TAXATION OF THE COMPANY



     General. AMB elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ended December 31, 1997. AMB believes it has been organized and has operated in a manner which allows it to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with its taxable year ended December 31, 1997. AMB intends to continue to operate in this manner. However, the qualification and taxation as a real estate investment trust depends upon AMB's ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, no assurance can be given that AMB has operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."



     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.



     If AMB qualifies for taxation as a real estate investment trust, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" that generally results from investment in a corporation. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. AMB will be subject to federal income tax, however, as follows:



     First, AMB will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.



     Second, AMB may be required to pay the "alternative minimum tax" on its items of tax preference.



     Third, if AMB has (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, AMB will be subject to tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.



     Fourth, AMB will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.



     Fifth, if AMB fails to satisfy the 75% or 95% gross income test, as described below, but has otherwise maintained its qualification as a real estate investment trust, AMB will be required to pay a 100% tax on an amount equal to
(1) the gross income attributable to the greater of the amount by which AMB fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect AMB's profitability.



     Sixth, AMB will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it fails to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for the year, (2) 95% of its real estate investment trust capital gain net income for the year, and (3) any undistributed taxable income from prior periods.



     Seventh, if AMB acquires any asset from a corporation which is or has been a C corporation, generally a corporation required to pay full corporate-level tax, in a transaction in which the basis of the asset in AMB's hands is determined by reference to the basis of the asset in the hands of the C corporation, and AMB subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which AMB acquired the asset, then under treasury regulations not yet promulgated, AMB will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) AMB's adjusted basis in the asset, in each case determined as of the date on which AMB acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that AMB will make an election pursuant to Internal Revenue Service Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's Year 2000 Federal Budget Proposal.

     Requirements for Qualification as a REIT. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:



          (1) that is managed by one or more trustees or directors;



          (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;



          (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;



          (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;



          (5) that is beneficially owned by 100 or more persons;



          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and



          (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.



     The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition
(6), pension funds and certain other tax-exempt entities generally are treated as individuals, subject to a "look-through" exception with respect to pension funds.



     AMB believes that it has satisfied conditions (1) through (7) inclusive. In addition, AMB's charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock." These restrictions, however, may not ensure that AMB will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If AMB fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a real estate investment trust will terminate. However, if AMB complies with the rules contained in applicable treasury regulations that require AMB to ascertain the actual ownership of its shares and AMB does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, AMB will be treated as having met this requirement. See the section below entitled "-- Failure to Qualify."



     In addition, AMB may not maintain its status as a real estate investment trust unless its taxable year is the calendar year. AMB has and will continue to have a calendar taxable year.



     Termination of S Status. Prior to its merger into AMB in connection with our formation transactions, AMB Institutional Realty Advisors, Inc. believed that it validly elected to be taxed as an S corporation and that such election had not been revoked or otherwise terminated (except as provided below). In order to allow AMB to become a real estate investment trust, AMB Institutional Realty Advisors, Inc. revoked its S election shortly before its merger into AMB. If AMB Institutional Realty Advisors, Inc. was not an S corporation in 1997 (the calendar year in which our formation transactions occurred), AMB likely would not qualify as a real estate investment trust for its taxable year ended December 31, 1997 and perhaps subsequent years. See "-- Failure to Qualify." In connection with AMB's initial public offering, Latham & Watkins rendered an opinion regarding AMB Institutional Realty Advisors, Inc.'s federal income tax status as an S corporation, which opinion was based upon certain representations made by AMB Institutional Realty Advisors, Inc. as to factual matters and upon the opinion of counsel for certain shareholders of AMB Institutional Realty Advisors, Inc., with respect to matters relating to the tax status of such shareholders.

     Ownership of Interests in Partnerships and Qualified REIT Subsidiaries. In the case of a real estate investment trust which is a partner in a partnership, Internal Revenue Service treasury regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership. Also, the real estate investment trust will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the real estate investment trust for purposes of
Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the operating partnership's assets and items of income include its share of the assets and items of income of any partnership or limited liability company in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Operating Partnerships and the Joint Ventures." AMB has direct control of the operating partnership and will continue to operate it consistent with the requirements for qualification as a real estate investment trust. However, we are a limited partner or non-managing member in certain of our joint ventures. If a joint venture takes or expects to take actions which could jeopardize AMB's status as a real estate investment trust or subject AMB to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause AMB to fail a real estate investment trust income or asset test, and that AMB would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, AMB could fail to qualify as a real estate investment trust.



     AMB owns 100% of the stock of corporate subsidiaries that are qualified REIT subsidiaries and may acquire stock of one or more new corporate subsidiaries. A corporation will qualify as a qualified REIT subsidiary if 100% of its stock is held by AMB. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and such items, as the case may be, of AMB for all purposes of the Internal Revenue Code, including the real estate investment trust qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to our income and assets shall include the income and assets of any qualified REIT subsidiary. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of our total assets, as described below under "-- Asset Tests."



     Income Tests. AMB must satisfy two gross income requirements annually to maintain its qualification as a real estate investment trust. First, in each taxable year AMB must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property" and, in certain circumstances, interest, or from certain types of temporary investments. Second, each taxable year AMB must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.



     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if the following conditions are met:



     - the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;



     - the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the real estate investment trust, or an actual or constructive owner of 10% or more of the real estate investment trust, actually or constructively owns 10% or more of the interests in such tenant (a "related party tenant");



     - if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and



     - for rents received to qualify as "rents from real property," the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the real estate investment trust derives no revenue. The real estate investment trust may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.



     AMB generally does not intend to receive rent which fails to qualify as "rents from real property." However, we may have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent these actions will not, based on the advice of our tax counsel, jeopardize AMB's status as a real estate investment trust.



     AMB Investment Management, Inc. is the sole general partner of, and conducts its operations through, AMB Investment Management Limited Partnership. AMB Investment Management Limited Partnership conducts the asset management business and receives fees, including incentive fees, in exchange for the provision of certain services to asset management clients. In addition, Headlands Realty Corporation may provide certain services in exchange for a fee or derive other income which would not qualify under the real estate investment trust gross income tests. Such fees and other income do not accrue to AMB, but AMB derives its allocable share of dividend income from AMB Investment Management, Inc. and Headlands Realty through its interest in the operating partnership. Such dividend income qualifies under the 95%, but not the 75%, real estate investment trust gross income test. The operating partnership may provide certain management or administrative services to AMB Investment Management Limited Partnership and Headlands Realty Corporation. The fees derived by the operating partnership as a result of the provision of such services will be nonqualifying income to us under both the 95% and 75% real estate investment trust income tests. The amount of such dividend and fee income will depend on a number of factors which cannot be determined with certainty, including the level of services provided by AMB Investment Management Limited Partnership, Headlands Realty Corporation and the operating partnership. We will monitor the amount of the dividend income from AMB Investment Management, Inc. and Headlands Realty Corporation and the fee income described above, and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the real estate investment trust income tests. However, we cannot guarantee that such actions will in all cases prevent us from violating a real estate investment trust income test.



     If AMB fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, AMB may nevertheless qualify as a real estate investment trust for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. Generally, AMB may avail itself of the relief provisions if:



     - its failure to meet these tests was due to reasonable cause and not due to willful neglect;



     - it attaches a schedule of the sources of its income to its federal income tax return; and



     - any incorrect information on the schedule was not due to fraud with intent to evade tax.



     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if AMB fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that AMB's failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, AMB will not qualify as a real estate investment trust. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, and AMB retains its status as a real estate investment trust, a tax would be imposed with respect to AMB's non-qualifying income. AMB may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite periodic monitoring of its income.



     Asset Tests. At the close of each quarter of our taxable year, AMB also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of AMB's total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one year period beginning on the date AMB receives such proceeds. Second, not more than 25% of AMB's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of AMB's total assets and AMB may not own more than 10% of any one issuer's outstanding voting securities.



     The operating partnership owns 100% of the non-voting preferred stock of AMB Investment Management, Inc. and Headlands Realty Corporation, and by virtue of its ownership of interests in the operating partnership, AMB is considered to own its pro rata share of that stock. The stock of AMB Investment Management, Inc. and Headlands Realty Corporation held by us is not a qualifying real estate asset. The operating partnership does not and will not own any of the voting securities of AMB Investment Management, Inc. or Headlands Realty Corporation, and therefore we will not be considered to own more than 10% of the voting securities of either corporation. In addition, we believe that the value of our pro rata share of the securities of AMB Investment Management, Inc. and Headlands Realty Corporation held by the operating partnership does not, in either case, exceed 5% of the total value of our assets, and will not exceed such amount in the future. No independent appraisals have been obtained to support this conclusion. We cannot assure you that the Internal Revenue Service will not contend that the value of the securities of one or both of AMB Investment Management, Inc. and Headlands Realty Corporation held by us exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that we, directly or through the operating partnership, acquire securities in AMB Investment Management, Inc. or Headlands Realty Corporation, as applicable, but also each time we increase our ownership of securities of AMB Investment Management, Inc. and Headlands Realty Corporation, including as a result of increasing our interest in the operating partnership. For example, our indirect ownership of securities of AMB Investment Management, Inc. and Headlands Realty Corporation will increase as a result of our capital contributions to the operating partnership or as limited partners exercise their redemption/exchange rights. Although we believe that we presently satisfy the 5% value test and plan to take steps to ensure that we satisfy such test for any quarter with respect to which retesting is to occur, we cannot assure you that such steps will always be successful, or will not require a reduction in the operating partnership's overall interest in either or both of AMB Investment Management, Inc. and Headlands Realty Corporation.



     President Clinton's Year 2000 Federal Budget Proposal, announced February 1, 1999, includes a proposal that would limit a real estate investment trust's ability to own more than 10%, by vote or value, of the stock of another corporation. As discussed above, a real estate investment trust cannot currently own more than 10% of the outstanding voting securities of any one issuer. The budget proposal would allow a real estate investment trust to own all or a portion of the voting stock and value of a "taxable REIT subsidiary," provided all of a real estate investment trust's taxable subsidiaries do not represent more than 15% of the total assets of the real estate investment trust. In addition, under the budget proposal, a "taxable REIT subsidiary" would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. The budget proposal, if enacted in its current form, may require that we restructure our interests in AMB Investment Management, Inc. and Headlands Realty Corporation, because we currently own more than 10% of the value of both corporations and because we have loaned funds to one of the corporations. The budget proposal, if enacted in its current form, would be effective after the date of its enactment and would provide transition rules to allow corporations, like AMB Investment Management, Inc. and Headlands Realty Corporation, to convert into "taxable REIT subsidiaries" tax-free. It is presently uncertain whether any proposal regarding REIT subsidiaries, including the budget proposal, will be enacted, or if enacted, what the terms of such proposal, including its effective date, will be.

     After initially meeting the asset tests at the close of any quarter, AMB will not lose its status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, including an increase in AMB's interests in the operating partnership, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, AMB would cease to qualify as a real estate investment trust.



     In connection with recent property acquisitions, we acquired partnership interests and may have inadvertently acquired the voting securities of shell corporations in violation of the 10% asset test at March 31, 1999. However, while no assurance can be given, based on the advice of counsel in the relevant jurisdiction and other factors, we do not believe that we have in fact violated this test or that we would lose our status as a real estate investment trust as a result of this matter.



     Annual Distribution Requirements. To maintain its qualification as a real estate investment trust, AMB is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of (1) 95% of its "real estate investment trust taxable income" and (2) 95% of AMB's after tax net income, if any, from foreclosure property, (3) minus the excess of the sum of certain items of noncash income over 5% of the "real estate investment trust taxable income." AMB's "real estate investment trust taxable income" is computed without regard to the dividends paid deduction and AMB's net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.



     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided in "-- Taxation of Taxable U.S. Stockholders" below, these distributions are taxable to stockholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential -- e.g., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that AMB does not distribute all of its net capital gain or distribute at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, AMB will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. AMB believes it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement authorizes AMB, as general partner of the operating partnership, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit AMB to meet these distribution requirements.



     AMB expects that its real estate investment trust taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing real estate investment trust taxable income. Accordingly, AMB anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, AMB may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, AMB may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.



     Under certain circumstances, AMB may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AMB's deduction for dividends paid for the earlier year. Thus, AMB may be able to avoid being taxed on amounts distributed as deficiency dividends. However, AMB will be required to pay interest based upon the amount of any deduction claimed for deficiency dividends.



     Furthermore, AMB would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of AMB's REIT ordinary income for such year, 95% of its real estate investment trust capital gain income for the year and any undistributed taxable income from prior periods. Any real estate investment trust taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.



     Earnings and Profits Distribution Requirement. In order to qualify as a real estate investment trust, AMB cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. A C corporation's taxable year is a year in which a corporation is neither a real estate investment trust nor an S corporation. In connection with our formation transactions, we succeeded to various tax attributes of AMB Institutional Realty Advisors, Inc., AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc., if the mergers of AMB Current Income Fund, Inc. and VAF into AMB Institutional Realty Advisors, Inc. were treated as tax-free reorganizations under the Internal Revenue Code, including any undistributed C corporation earnings and profits of such corporations. If AMB Institutional Realty Advisors, Inc. qualified as an S corporation for each year in which its activities would have created earnings and profits, and each of AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. qualified as a real estate investment trust during its existence and its merger into us was treated as a tax-free reorganization under the Internal Revenue Code, then those corporations would not have any undistributed C corporation earnings and profits. If, however, either AMB Current Income Fund, Inc. or AMB Value Added Fund, Inc. failed to qualify as a real estate investment trust throughout the duration of its existence, or AMB Institutional Realty Advisors, Inc. failed to qualify as an S corporation for any year in which its activities would have created earnings and profits, then AMB would have acquired undistributed C corporation earnings and profits that, if not distributed by AMB prior to the end of its first taxable year, would prevent AMB from qualifying as a real estate investment trust.



     We believe that each of AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. qualified as a real estate investment trust throughout the duration of its existence and that, in any event, neither AMB Current Income Fund, Inc. nor AMB Value Added Fund, Inc. had any undistributed C corporation earnings and profits at the time of the applicable merger. We believe that AMB Institutional Realty Advisors, Inc. qualified as an S corporation since its 1989 taxable year and that its activities prior to such year did not create any earnings and profits. In addition, in connection with AMB's initial public offering, counsel to AMB Current Income Fund, Inc. and AMB Value Added Fund, Inc. rendered opinions with respect to the qualification of those corporations as real estate investment trusts for federal income tax purposes, and Latham & Watkins rendered an opinion with respect to AMB Institutional Realty Advisors, Inc.'s status as an S corporation for federal income tax purposes. Those opinions were based on certain representations and assumptions. However, the Internal Revenue Service may contend otherwise on a subsequent audit of AMB Institutional Realty Advisors, Inc., AMB Current Income Fund, Inc. or AMB Value Added Fund, Inc.



     Property Transfers. If the transfers by the operating partnership and its subsidiaries of the retail properties to BPP Retail and Burnham Pacific are consummated, the proceeds from many of the properties transferred would exceed their tax bases, resulting in gains that would be allocable to the partners of the operating partnership, including AMB, in accordance with the terms of the partnership agreement. The operating partnership currently expects to defer recognition of a substantial portion of these gains by acquiring replacement properties pursuant to the like-kind-exchange provisions of Section 1031 of the Internal Revenue Code. However, these transactions might not close as scheduled or close at all, and it is possible that the transactions may close with respect to just a portion of the properties currently under agreement.



     Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by the operating partnership, either directly or through its subsidiary partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect AMB's ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the operating partnership's investment objectives. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the operating partnership or its subsidiary partnerships (including some or all of the sales to BPP Retail and Burnham Pacific), are prohibited transactions. AMB would be subject to the 100% penalty tax on its allocable share of the gains resulting from any such sales.



FAILURE TO QUALIFY



     If AMB fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code applicable to real estate investment trusts do not apply, AMB will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AMB fails to qualify will not be deductible by AMB and AMB will not be required to distribute any amounts to its stockholders. As a result, we anticipate that AMB's failure to qualify as a real estate investment trust would reduce the cash available for distribution by AMB to its stockholders. In addition, if AMB fails to qualify as a real estate investment trust, all distributions to stockholders will be taxable as ordinary income to the extent of AMB's current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AMB will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances AMB would be entitled to this statutory relief. In addition, President Clinton's Year 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a real estate investment trust in taxable years beginning after January 1, 2000. If enacted, this provision could impose a substantial tax upon AMB's re-election to be taxed as a real estate investment trust following any loss of its status as a real estate investment trust.



TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE JOINT VENTURES



     General. Substantially all of our investments will be held indirectly through the operating partnership. In addition, the operating partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AMB will include in its income its proportionate share of the foregoing partnership items for purposes of the various real estate investment trust income tests and in the computation of our real estate investment trust taxable income. Moreover, for purposes of the real estate investment trust asset tests, AMB will include its proportionate share of assets held by the operating partnership and joint ventures. See "-- Taxation of the Company."



     Entity Classification. AMB's interests in the operating partnership and the joint ventures involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of the operating partnership or a partnership as a partnership, as opposed to an association taxable as a corporation for federal income tax purposes. If the operating partnership or a partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude AMB from satisfying the asset tests and possibly the income tests (see "-- Taxation of the Company -- Asset

Tests" and "-- Income Tests"). This, in turn, would prevent AMB from qualifying as a real estate investment trust. See "-- Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the operating partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.



     Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members is eligible to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership and each of our joint ventures intend to claim classification as a partnership under the Final Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.



     Allocations of Operating Partnership Income, Gain, Loss and Deduction. The partnership agreement provides for preferred distributions of cash and preferred allocations of income to AMB with respect to its Series A Preferred Units and to the holders of Series B Preferred Units. In addition, to the extent AMB issues Series C Preferred Stock in exchange for Series C Preferred Units of AMB Property II or Series D Preferred Stock in exchange for Series D Preferred Units of AMB Property II, the operating partnership will issue Series C Preferred Units or Series D Preferred Units to AMB, and the partnership agreement will be amended to provide for similar preferred distributions of cash and preferred allocations of income to AMB with respect to the operating partnership's Series C Preferred Units or its Series D Preferred Units. As a consequence, AMB will receive distributions from the operating partnership and attributable to its other assets that AMB would use to pay dividends on shares of Series A Preferred Stock and any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock issued by AMB before any other partner in the operating partnership (other than a holder of Series B Preferred Units, if the units are not then held by AMB) receives a distribution. In addition, if necessary, income will be specially allocated to AMB, and losses will be allocated to the other partners of the operating partnership, in amounts necessary to ensure that the balance in the capital account of AMB will at all times be equal to or in excess of the amount payable by AMB on the Series A Preferred Stock and any Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then issued by AMB upon liquidation or redemption. As long as AMB does not hold the Series B Preferred Units, similar preferred distributions and allocations will be made for the benefit of the holders of such units. All remaining items of operating income and loss will be allocated to the holders of common units in proportion to the number of units or performance units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the operating partnership's assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize AMB's and the limited partners' per unit capital accounts, with any special allocation of gain to the holders of performance units being offset by a reduction in the gain allocation to AMB and unitholders which were performance investors. Certain limited partners have agreed to guarantee debt of the operating partnership, either directly or indirectly through an agreement to make capital contributions to the operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of the operating partnership to holders of common units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of the operating partnership, which net loss would have otherwise been allocable to AMB.



     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the treasury regulations promulgated under this section of the Internal Revenue Code.



     Tax Allocations with Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution (a "book-tax difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to the operating partnership in exchange for interests in the operating partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.



     In general, the partners of the operating partnership, including AMB, which contributed assets having an adjusted tax basis less than their fair market value at the time of contribution will be allocated depreciation deductions for tax purposes which are lower than such deductions would have been if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a book-tax difference, all income attributable to such book-tax difference generally will be allocated to the contributing partners. These allocations will tend to eliminate the book-tax difference over the life of the operating partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause AMB or other partners to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to AMB or other partners as a result of the sale. Such an allocation might cause AMB or other partners to recognize taxable income in excess of cash proceeds, which might adversely affect AMB's ability to comply with the real estate investment trust distribution requirements. See "-- Taxation of the Company -- Requirements for Qualification" and "-- Annual Distribution Requirements."



     Treasury regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. AMB and the operating partnership have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to the operating partnership and for certain assets contributed subsequently. AMB and the operating partnership have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future.



     Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.



TAXATION OF TAXABLE U.S. STOCKHOLDERS



     When we use the term "U.S. stockholder," we mean a holder of shares of common stock who (for United States federal income tax purposes):



     - is a citizen or resident of the United States;



     - is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, treasury regulations provide otherwise;



     - is an estate the income of which is subject to United States federal income taxation regardless of its source; or



     - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


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


     Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.



     Distributions Generally. As long as AMB qualifies as a real estate investment trust, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to AMB's taxable U.S. stockholders as ordinary income. As long as AMB qualifies as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, AMB's earnings and profits will be allocated first to the outstanding preferred stock, if any, and then to the common stock.



     To the extent that AMB makes distributions, other than capital gain dividends discussed below, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends AMB declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by AMB and received by the stockholder on December 31 of that year, provided AMB actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of AMB's net operating losses or capital losses.



     Capital Gain Distributions. Distributions that AMB properly designates as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed its actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which AMB may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our preferred stock, if any, and common stock, see "Description of Capital Stock."



     Passive Activity Losses and Investment Interest Limitations. Distributions AMB makes and gain arising from the sale or exchange by a U.S. stockholder of AMB's shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions AMB makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of AMB's shares, however, will not be treated as investment income under certain circumstances.



     Retention of Net Long-Term Capital Gains. AMB may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If AMB makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent AMB designates, a U.S. stockholder generally would:



     - include its proportionate share of AMB's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of AMB's taxable year falls, subject to certain limitations as to the amount that is includable;



     - be deemed to have paid the capital gains tax imposed on AMB on the designated amounts included in the U.S. stockholder's long-term capital gains;



     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and



     - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with treasury regulations to be prescribed by the Internal Revenue Service.



     Dispositions of Common Stock. If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, after applying certain holding period rules, the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.



BACKUP WITHHOLDING



     AMB reports to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide AMB with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AMB may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. stockholders."



TAXATION OF TAX-EXEMPT STOCKHOLDERS



     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in a trade or business, dividend income from us will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its trade or business. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax exempt stockholder



     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.



     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the real estate investment trust.

     A real estate investment trust will not be a "pension held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. As a result of certain limitations on the transfer and ownership of stock contained in AMB's charter, AMB does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to AMB's stockholders.



TAXATION OF NON-U.S. STOCKHOLDERS



     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from AMB and with respect to their sale or other disposition of common stock of AMB, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with AMB in order to claim such treatment. non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, AMB.



OTHER TAX CONSEQUENCES



     AMB may be subject to state or local taxation in various state or local jurisdictions, including those in which AMB transacts business, and AMB's stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. AMB's state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in our shares.


                              PLAN OF DISTRIBUTION

     Pursuant to the plan, we may be requested to approve optional cash purchases in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of you or any another participant that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to:

     - our need for additional funds,

     - the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds,

     - the purchase price likely to apply to any sale of common stock, and


     - the aggregate amount of optional cash purchases in excess of $5,000 for which requests for waiver have been submitted by all participants.


     Persons who acquire shares of common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases by such persons in excess of allowable maximum limitations. If such requests are submitted for any WDP investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 1998;


     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;


     - the reports, financial statements and pro forma financial statements for the Amberjack Portfolio, the Willow Lake Portfolio, the Willow Park Portfolio, National Distribution Portfolio and the Mahwah Portfolio from our Form 8-K filed on December 2, 1998;

     - Current Report on Form 8-K filed on January 7, 1999;

     - Current Report on Form 8-K filed on April 8, 1999;


     - Amendment No. 1 to Current Report on Form 8-K/A filed on June 9, 1999;



     - Current Report on Form 8-K filed on June 15, 1999;



     - Current Report on Form 8-K filed on July 1, 1999;


     - the reports and financial statements for the AMB Contributed Properties, the Boston Industrial Portfolio, the Jamesburg Property, Orlando Central Park, Totem Lake Malls, Dallas Warehouse Portfolio (Garland Industrial Portfolio), Twin Cities Office/Showroom Portfolio (Minnetonka Industrial Portfolio), Crysen Corridor Warehouse, Cabot Industrial Portfolio, Cabot Business Park, Manhattan Village Shopping Center, Weslayan Plaza and Silicon Valley R&D Portfolio from our Registration Statement on Form S-11 (No. 333-58107);

     - the pro forma financial statements from our Registration Statement on Form S-11 (no. 333-58107);

     - the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 28, 1997; and

     - all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and prior to the termination of the offering.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write AMB Property Corporation, 505 Montgomery Street, San Francisco, CA, Attention: Secretary (415/394-9000).

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" or the "Company" mean AMB Property Corporation and its subsidiaries, including AMB Property, L.P., and its subsidiaries and, with respect to the period prior to the Company's initial public offering, the Company's predecessor, AMB Institutional Realty Advisors, Inc., and certain real estate investment funds, trusts, corporations and partnerships that prior to the Company's initial public offering owned properties that they contributed to the operating partnership. In some instances, in order to avoid confusion between AMB Property Corporation and the operating partnership, we refer to AMB Property Corporation alone as the "Company." When we refer to our "charter" we mean the Company's Articles of Incorporation, as supplemented by the Articles Supplementary establishing the terms of our 8 1/2% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Articles Supplementary establishing the terms of our 8 5/8% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Articles Supplementary establishing the terms of our 8.75% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") and the Articles Supplementary establishing the terms of our 7.75% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock"). When we refer to "Units" we mean the operating partnership's common units and preferred units, including the 8 1/2% Series A Cumulative Redeemable Preferred Units (the "Series A Preferred Units") and the 8 5/8% Series B Cumulative Redeemable Preferred Units (the "Series B Preferred Units"), and other partnership interests of the operating partnership of different classes and series with rights, preferences and privileges that the Company may determine in its capacity as general partner of the operating partnership.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. The registration statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information we filed with the SEC in accordance with the Exchange Act can be inspected and copied at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such information also may be accessed through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the SEC's Internet web site (http://www.sec.gov). In addition, our common stock is listed on the New York Stock Exchange and similar information about us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We filed with the SEC a registration statement on Form S-3 together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus or in any document incorporated by reference herein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information about us and our common stock you are encouraged to refer to the registration statement and the exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                                                                         ANNEX I

                            AMB PROPERTY CORPORATION

                  ESTIMATED DATES FOR OPTIONAL CASH PURCHASES


     ESTIMATED
THRESHOLD PRICE AND      ESTIMATED           ESTIMATED
  WAIVER DISCOUNT      OPTIONAL CASH     INVESTMENT PERIOD     ESTIMATED DSPP
DETERMINATION DATE    PAYMENT DUE DATE   COMMENCEMENT DATE    INVESTMENT DATE
-------------------  ------------------  ------------------  ------------------
August 17, 1999      August 19, 1999     August 20, 1999     August 20, 1999
September 15, 1999   September 17, 1999  September 20, 1999  September 20, 1999
October 15, 1999     October 19, 1999    October 20, 1999    October 20, 1999
November 17, 1999    November 19, 1999   November 22, 1999   November 22, 1999
December 15, 1999    December 17, 1999   December 20, 1999   December 20, 1999
January 17, 2000     January 19, 2000    January 20, 2000    January 20, 2000
February 16, 2000    February 18, 2000   February 21, 2000   February 21, 2000
March 15, 2000       March 17, 2000      March 20, 2000      March 20, 2000
April 17, 2000       April 19, 2000      April 20, 2000      April 20, 2000
May 17, 2000         May 19, 2000        May 22, 2000        May 22, 2000
June 15, 2000        June 19, 2000       June 20, 2000       June 20, 2000
July 17, 2000        July 19, 2000       July 20, 2000       July 20, 2000
August 16, 2000      August 18, 2000     August 21, 2000     August 21, 2000
September 15, 2000   September 19, 2000  September 20, 2000  September 20, 2000
October 17, 2000     October 19, 2000    October 20, 2000    October 20, 2000
November 15, 2000    November 17, 2000   November 20, 2000   November 20, 2000
December 15, 2000    December 19, 2000   December 20, 2000   December 20, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered are set forth below. All of such expenses are estimates.


SEC Registration Fee........................................  $ 36,448
NYSE Filing Fee.............................................    10,500
Printing....................................................    50,000
Legal Fees and Expenses.....................................    50,000
Accounting Fees and Expenses................................    10,000
Plan Administrator Fees and Expenses........................     7,500
Blue Sky Fees and Expenses..................................     7,500
Miscellaneous Expenses......................................     8,052
                                                              --------
          Total.............................................  $180,000
                                                              ========


     All of the costs identified above will be paid by us.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

     - the act or omission of the director or officer was material to the matter giving rise to the proceeding and;

          - was committed in bad faith or

          - was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director's or officer's official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

     Our charter and bylaws provide in effect that we will indemnify our directors and officers to the fullest extent permitted by applicable law. We have purchased directors' and officers' liability insurance for the benefit of its directors and officers.

     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

ITEM 16. EXHIBITS.


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
       4.1     Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration
               Statement on Form S-11 (No. 333-35915)).
       4.2     Articles Supplementary establishing and fixing the rights
               and preferences of the 8 1/2% Series A Cumulative Redeemable
               Preferred Stock (incorporated by reference to Exhibit 3.4(4)
               of the Company's Quarterly Report on Form 10-Q for the
               quarterly period ended June 30, 1998).
       4.3     Certificate of Correction of the Registrant's Articles
               Supplementary establishing and fixing the rights and
               preferences of the 8 1/2% Series A Cumulative Redeemable
               Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended
               December 31, 1998).
       4.4     Articles Supplementary establishing and fixing the rights
               and preferences of the 8 5/8% Series B Cumulative Redeemable
               Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on January
               7, 1999).
       4.5     Articles Supplementary establishing and fixing the rights
               and preferences of the 8.75% Series C Cumulative Redeemable
               Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant's current report on Form 8-K filed on January
               7, 1999).
       4.6     Articles Supplementary establishing and fixing the rights
               and preferences of the 7.75% Series D Cumulative Redeemable
               Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the
               quarterly period ended March 31, 1999).
       4.7     First Amended and Restated Bylaws of the Registrant
               (incorporated by reference to Exhibit 3.5 of the
               Registrant's Annual Report for the year ended December 31,
               1998).
       4.8     Specimen common stock certificate (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on
               Form S-11 (No. 333-35915)).
       4.9     Indenture dated as of June 30, 1998 by and among the
               Operating Partnership, the Company and State Street Bank and
               Trust Company of California, N.A., as trustee (incorporated by reference to Exhibit 4.1 of the Registrant's Registration
               Statement on Form S-11 (No. 333-49163)).
       4.10    First Supplemental Indenture dated as of June 30, 1998 by
               and among the Operating Partnership, the Company and State
               Street Bank and Trust Company of California, N.A., as
               trustee (incorporated by reference to Exhibit 4.2 to the
               Company's Registration Statement on Form S-11 (No.
               333-49163)).
       4.11    Second Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, the Company and State
               Street Bank and Trust Company of California, N.A., as
               trustee (incorporated by reference to Exhibit 4.3 to the
               Company's Registration Statement on Form S-11 (No.
               333-49163)).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
       4.12    Third Supplemental Indenture dated as of June 30, 1998 by
               and among the Operating Partnership, the Company and State
               Street Bank and Trust Company of California, N.A., as
               trustee (incorporated by reference to Exhibit 4.4 to the
               Company's Registration Statement on Form S-11 (No.
               333-49163)).
       4.13    Specimen of 7.10% Notes due 2008 (included in the First
               Supplemental Indenture incorporated by reference as Exhibit
               4.2 to the Company's Registration Statement on Form S-11
               (No. 333-49163)).
       4.14    Specimen of 7.50% Notes due 2018 (included in the Second
               Supplemental Indenture incorporated by reference as Exhibit
               4.3 to the Company's Registration Statement on Form S-11
               (No. 333-49163)).
       4.15    Specimen of 6.90% Reset Put Securities due 2015 (included in the Third Supplemental Indenture incorporated by reference as Exhibit 4.4 to the Company's Registration Statement on
               Form S-11 (No. 333-49163)).
      *5.1     Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
               regarding the validity of the common stock being registered.
      *8.1     Opinion of Latham & Watkins regarding certain federal income tax matters.
     *10.1     Form of Dividend Reinvestment and Direct Purchase Plan
     *23.1     Consent of Arthur Andersen, LLP.
     *23.2     Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
               (included in Exhibit 5.1).
     *23.3     Consent of Latham & Watkins (included in Exhibit 8.1).
      24.1     Power of Attorney (included on signature page).
      99.1     Third Amended and Restated Agreement of Limited Partnership
               of AMB Property, L.P. (incorporated by reference to Exhibit
               99.1 of the Registrant's Registration Statement on Form S-3
               (No. 333-35915)).
     *99.2     Enrollment Form
     *99.3     Enrollment Form (for use by existing stockholders)
     *99.4     Letter to Investor
     *99.5     Letter to Stockholder
     *99.6     Broker and Nominee Form
     *99.7     Broker-Dealer Letter
     *99.8     Request for Waiver Form


---------------

* Filed herewith

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director. officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act of 1934, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to its registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Francisco, State of California, on this 7th day of July 1999.


                                          AMB PROPERTY CORPORATION


                                          By:      /s/ DAVID S. FRIES


                                            ------------------------------------

                                            David S. Fries


                                            Chief Administrative Officer,


                                            Managing Director and General
                                              Counsel



     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Chairman of the Board and           July 7, 1999
-----------------------------------------------------  Director
                   T. Robert Burke

                          *                            President, Chief Executive          July 7, 1999
-----------------------------------------------------  Officer and Director (Principal
                  Hamid R. Moghadam                    Executive Officer)

                          *                            Chairman of Investment Committee    July 7, 1999
-----------------------------------------------------  and Director
                  Douglas D. Abbey

                          *                            Director                            July 7, 1999
-----------------------------------------------------
                 Daniel H. Case, III

                          *                            Director                            July 7, 1999
-----------------------------------------------------
             Robert H. Edelstein, Ph.D.

                                                       Director                            July 7, 1999
-----------------------------------------------------
                   Lynn M. Sedway

                          *                            Director                            July 7, 1999
-----------------------------------------------------
              Jeffrey L. Skelton, Ph.D.

                          *                            Director                            July 7, 1999
-----------------------------------------------------
                  Thomas W. Tusher

                          *                            Director                            July 7, 1999
-----------------------------------------------------
                  Caryl B. Welborn

                          *                            Senior Vice President and Chief     July 7, 1999
-----------------------------------------------------  Financial Officer (Principal
                   Michael A. Coke                     Financial Officer and Principal
                                                       Accounting Officer)

               *By: /s/ DAVID S. FRIES
  ------------------------------------------------
                   David S. Fries
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.1   Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration
         Statement on Form S-11 (No. 333-35915)).
   4.2   Articles Supplementary establishing and fixing the rights
         and preferences of the 8 1/2% Series A Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.4(4)
         of the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended June 30, 1998).
   4.3   Certificate of Correction of the Registrant's Articles
         Supplementary establishing and fixing the rights and
         preferences of the 8 1/2% Series A Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended
         December 31, 1998).
   4.4   Articles Supplementary establishing and fixing the rights
         and preferences of the 8 5/8% Series B Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's current report on Form 8-K filed on January
         7, 1999).
   4.5   Articles Supplementary establishing and fixing the rights
         and preferences of the 8.75% Series C Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant's current report on Form 8-K filed on January
         7, 1999).
   4.6   Articles Supplementary establishing and fixing the rights
         and preferences of the 7.75% Series D Cumulative Redeemable
         Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended March 31, 1999.
   4.7   First Amended and Restated Bylaws of the Registrant
         (incorporated by reference to Exhibit 3.5 of the
         Registrant's Annual Report for the year ended December 31,
         1998).
   4.8   Specimen common stock certificate (incorporated by reference to Exhibit 3.3 of the Registrant's Registration Statement on
         Form S-11 (No. 333-35915)).
   4.9   Indenture dated as of June 30, 1998 by and among the
         Operating Partnership, the Company and State Street Bank and
         Trust Company of California, N.A., as trustee (incorporated by reference to Exhibit 4.1 of the Registrant's Registration
         Statement on Form S-11 (No. 333-49163)).
   4.10  First Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, the Company and State
         Street Bank and Trust Company of California, N.A., as
         trustee (incorporated by reference to Exhibit 4.2 to the
         Company's Registration Statement on Form S-11 (No.
         333-49163)).
   4.11  Second Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, the Company and State
         Street Bank and Trust Company of California, N.A., as
         trustee (incorporated by reference to Exhibit 4.3 to the
         Company's Registration Statement on Form S-11 (No.
         333-49163)).
   4.12  Third Supplemental Indenture dated as of June 30, 1998 by and among the Operating Partnership, the Company and State
         Street Bank and Trust Company of California, N.A., as
         trustee (incorporated by reference to Exhibit 4.4 to the
         Company's Registration Statement on Form S-11 (No.
         333-49163)).
   4.13  Specimen of 7.10% Notes due 2008 (included in the First
         Supplemental Indenture incorporated by reference as Exhibit
         4.2 to the Company's Registration Statement on Form S-11
         (No. 333-49163)).
   4.14  Specimen of 7.50% Notes due 2018 (included in the Second
         Supplemental Indenture incorporated by reference as Exhibit
         4.3 to the Company's Registration Statement on Form S-11
         (No. 333-49163)).
   4.15  Specimen of 6.90% Reset Put Securities due 2015 (included in the Third Supplemental Indenture incorporated by reference as Exhibit 4.4 to the Company's Registration Statement on
         Form S-11 (No. 333-49163)).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  *5.1   Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP
         regarding the validity of the common stock being registered.
  *8.1   Opinion of Latham & Watkins regarding certain federal income tax matters
 *10.1   Form of Dividend Reinvestment and Direct Purchase Plan
 *23.1   Consent of Arthur Andersen, LLP.
 *23.2   Consent of Ballard, Spahr, Andrews & Ingersoll, LLP
         (included in Exhibit 5.1).
 *23.3   Consent of Latham & Watkins (included in Exhibit 8.1)
  24.1   Power of Attorney (included on signature page).
  99.1   Third Amended and Restated Agreement of Limited Partnership
         of AMB Property, L.P. (incorporated by reference to Exhibit
         99.1 of the Registrant's Registration Statement on Form S-3
         (No. 333-35915)).
 *99.2   Enrollment Form
 *99.3   Enrollment Form (for use by existing stockholders)
 *99.4   Letter to Investor
 *99.5   Letter to Stockholder
 *99.6   Broker and Nominee Form
 *99.7   Broker-Dealer Letter
 *99.8   Request for Waiver Form


---------------

* Filed herewith